As filed with the Securities and Exchange Commission on September 10, 2004
                                Registration No.333-109908
 ===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------


                                    FORM SB-2

                          Pre-Effective Amendment No. 2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              --------------------

                        Eternal Technologies Group, Inc.
                  ---------------------------------------------
                 (Name of small business issuer in its charter)

        Nevada                          0291                     62-1655508
        ------                          ----                     ----------
(State or jurisdiction of (Primary Standard Industrial (IRS Employer incorporation or organization) Classification Code Number Identification No.)

            Sect. D, 5/F, Block A. Innotech Tower, 235 Nanjing Rd. Heping District, Tianjin, 300052,
                               011-86-22-2721-7020
          (Address and telephone number of principal executive offices)

                              Hank Vanderkam, Esq.
                             1301 Travis, Suite 1200
                              Houston, Texas 77002
                                 (713) 547-8900
            (Name, address and telephone number of agent for service)

                                 with a copy to:

                             Hank Vanderkam, Esquire
                             Vanderkam & Associates
                             1301 Travis, Suite 1200
                              Houston, Texas 77002
                                 (713) 547-8900

         Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

                              -------------------

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective  registration statement for the same offering:  [   ] ______________


         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ______________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ] ______________



                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
 Title of Each Class of                        Proposed Maximum         Proposed Maximum            Amount of
    Securities to be        Amount to be      Offering Price Per    Aggregate Offering Price    Registration Fee
       Registered            Registered            Share (1)                   (1)
--------------------------------------------------------------------------------------------------------------------


Common Stock, $.001 par                                                                               amount
value                      2,930,293            $.90               $ 2,637,264              $ 253.60* previously paid.
====================================================================================================================

(1) Estimated pursuant to Rule 457(c) for the purpose of calculating the registration fee. Based on the average of the bid and asked prices per share of Common Stock on October 20, 2003 as reported on the OTC Electronic Bulletin Board.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


        PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION _____________, 2004



                        ETERNAL TECHNOLOGIES GROUP, INC.
                               -------------------

                        2,930,293 Shares of Common Stock
                               -------------------

     The selling security holders, identified as "Selling Shareholders" in this Prospectus, may offer and sell, from time to time, up to 2,798,863 shares of Common Stock of Eternal Technologies Group, Inc., including 1,049,575 shares of Common Stock underlying warrants held by the Selling Shareholders. The Selling Shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any part of the proceeds from the sale of these shares by the Selling Shareholders.

         Our Common Stock is traded on the OTC Electronic Bulletin Board under the symbol "ETLT". The last reported sale price of our Common Stock on the OTC Electronic Bulletin Board on May 3, 2004 was $.63 per share.
                                                --------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               -------------------

                             Prospectus dated _______ , 2004

                                                           TABLE OF CONTENTS

                                                                            Page

About this Prospectus.......................................................4
Prospectus Summary..........................................................5
Risk Factors................................................................6
Caution about Forward-Looking Statements....................................14
Use of Proceeds.............................................................14
Market for Registrant's Common Equity and Related Stockholder Matters.......14
Dividend Policy.............................................................15
Management's Discussion and Analysis of Financial Condition and Results
of Operations...............................................................15
Business....................................................................22
Management..................................................................30
Certain Relationships and Related Transactions..............................33
Security Ownership of Certain Beneficial Owners and Management..............34
Selling Shareholders........................................................35
Plan of Distribution........................................................36
Description of Securities...................................................38
Legal Matters...............................................................40
Experts.....................................................................40
Where You Can Find More Information.........................................41
Index to Consolidated Financial Statements.................................F-1


                              ABOUT THIS PROSPECTUS

         You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in the prospectus is accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

            We operate through various affiliates, all of which are located outside of the United States. Unless otherwise indicated or the context otherwise requires, the term Company, we or us refers collectively to Eternal Technologies Group, Inc., where appropriate, and its subsidiaries or its affiliates. All references to China or the PRC are to the Peoples' Republic of China.

            Our functional currency is Renminbi ("RMB"). For the convenience of readers, unless otherwise indicated, all financial information contained herein is presented in United States Dollars ("US$"). Translation of amounts from RMB into US$ has been made at the unified exchange rate established by the PRC government as quoted by the People's Bank of China of US$1.00 = RMB8.3 the rate since January 1, 1994. Although there has been pressure from the U.S. government to have the RMB rate uncoupled from the U.S. dollar,the Chinese government has maintained its existing position and RMB continues to be pegged to the U.S. dollar at the rate of US$1.00 = RMB 8.3. No representation is made that the RMB amounts could, have been, or could be, converted into US$ at that rate or at any other rate.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering appearing elsewhere in this prospectus and in our Financial Statements and related notes and other documents incorporated herein by reference.

                                   Our Company

         Eternal Technologies Group, Inc. is an agricultural genetics and bio-pharmaceutical research company operating in China and focused on the development and application of advanced animal husbandry and pharmaceutical techniques to produce improved and novel food and pharmaceutical products.

     Our agricultural genetics/animal husbandry operations are focused on the application of advanced embryonic biotechnology research to shorten the growing or development time for animals, resulting in increased output and profitability, and reduced use of animal feed and animal waste. Since 2000, we have utilized our advanced breeding techniques, and have marketed genetically engineered animal embryos, to develop larger, stronger and healthier sheep. In the fourth quarter of 2003, we began the production and sale of lamb meat. Also, in the fourth quarter of 2003, we began application of our advanced breeding techniques to the breeding of higher-yielding purebred Holstein dairy cattle.


         Our principal executive offices are located at Sect. D. 5/F, Block A, Innotec Tower, 235 Nanjing Road Heping District, Tianjin, PRC 300052 and our telephone number is 011-86-22-2721-7020.

                                  The Offering

Common stock offered by the
 selling shareholders           2,930,293, including 1,049,575 shares
                               underlying warrants

Common stock to be outstanding
 after this offering            30,436,955 shares (1)

Use of proceeds                 We will not receive any proceeds from the
                                sale of common stock by the selling
                                shareholders

OTC:BB symbol                    ETLT

Risk Factors                    Purchase of the common stock offered hereby
                                involves substantial risk.  See "Risk Factors."
---------------
(1) The number of shares of common stock outstanding after this offering is based on shares outstanding as of September 1, 2004, adjusted to reflect the exercise of 1,049,575 warrants outstanding at that date.

                                  RISK FACTORS

         An investment in our common stock involves certain risks. Prospective investors should carefully review the following factors, together with the other information contained in this prospectus, prior to making a decision to invest in our common stock. The future trading price of shares of our common stock will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions.

Risks Related to Our Financial Condition and Our Business

Need for additional financing

         Implementation of our business plan and growth of our business will require substantial additional funding. Funding will be needed to acquire an embryo facility in both China and the United States as well as the purchase of dairy cattle for such facilities. In addition we would like to expand our lamb meat production all of which will require additional working capital. If we are unable to raise additional capital, our ability to implement these plans, to grow our business and to operate profitably could be impaired. Obtaining additional funding will be subject to a number of factors including market conditions, operational performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional funding unattractive, or unavailable, to us. Any delay in such funding will reduce our current earnings.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations

         Our future success will depend in substantial part on the continual service of our senior management including Mr. Ji Jun Wu, our Chairman, Mr. Jian Sheng Wei, our Chief Executive Officer, Dr. Wenli Yu, Chief Technology Officer, Ms. Shumei Pang, our Chief Veterinarian and Mr. Rutian Xhang, our Chief Market Inspector. The loss of the services of one or more of our key personnel could impede implementation of our business plan and result in reduced profitability. We do not carry key person life insurance on any of our officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support, financial, accounting and managerial personnel. Because of the rapid growth of the economy in China, competition for qualified personnel in Beijing and Tianjin is intense. We cannot assure you that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain qualified personnel in the future.


Our management owns a significant amount of our common stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of other shareholders

         Our principal executive officers along with our founding shareholder , Shang, Jiaji own approximately 55.8 percent of our outstanding common stock. As a result, they are in a position to significantly influence or control the outcome of matters requiring a shareholder vote, including the election of directors, the adoption of any amendment to our certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions. Their control may delay or prevent a change of control on terms favorable to our other shareholders and may adversely affect the voting and other rights of our other shareholders.

Our Products are in Various Stages of Development and May Not Satisfy Regulatory Requirements or Become Commercially Viable.


         Our genetically engineered sheep embryos, and sheep meat from those embryos, have only been marketed for a short time, and we only recently began development and marketing of genetically engineered dairy cattle embryo

We Have Limited Experience in Sales and Marketing; Failure to Assemble or Contract with an Adequate Sales Organization Could Result in a Lack of Future Revenues.

         We have limited experience in marketing our genetically engineered agricultural products and no experience in pharmaceutical marketing, or distribution. Our senior management presently carries on substantially all of our sales and marketing activities. We may have to develop a substantial marketing and sales force to support future sales. Alternatively, we may, for certain products, attempt to obtain the assistance of companies with established distributions systems and direct sales forces. We do not know if we will be able to establish sales and distribution capabilities or if we will be able to enter into licensing or other agreements with established companies to sell our products.

We May Lose Any Technological Advantage Because Biotechnology Changes Rapidly.

         The biotechnology field, is characterized by rapid technological progress and intense competition. As a result, we may not realize the expected benefits of our strategy. Businesses, academic institutions, governmental agencies, and other public and private research organizations are conducting research to develop technologies that may compete with our existing agricultural products and our proposed pharmaceutical products. It is possible that competitors could acquire or develop technologies that would render our technologies obsolete or noncompetitive. We cannot be certain that we will be able to access the same technologies at an acceptable price, or at all.

Intense Competition May Result in an Inability to Generate Sufficient Revenues to Operate Profitably.


         The agricultural genetics industry is highly competitive. Numerous companies, many of which are significantly larger than us, which have greater financial, personnel, distribution and other resources and may be better able to withstand volatile market conditions, compete with us in the development, manufacture and marketing of genetically engineered agricultural products. Our principal competition in the agricultural genetics field comes from foreign food processing companies such as Smithfield Foods, Inc. of the United States and Sunitomo Corporation of Japan. There can be no assurance that additional national or international companies will not seek to enter, or increase their presence in our industries, or seek to expand their existing markets into China. Increased competition could have a material adverse effect on our business, as our competitors may have far greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities far greater than ours.

We are Dependent on New Products and Continued Innovation.

         The agricultural genetics industry, in general, is characterized by rapid innovation and advances. These advances result in frequent product introductions and short product life cycles, requiring a high level of expenditures for research and development and the timely introduction of new products. We believe our ability to grow and succeed is partially dependent upon our ability to introduce new and innovative products into such markets. We are evaluating, and expect to continue to evaluate, the development and introduction of additional products in our existing markets and related markets. However, there can be no assurance that we will be successful in our plans to introduce additional products to the market.


Risks Related to Operations in China

         Substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

China's Economic, Political and Social Conditions, as Well as Government Policies, could Affect our Business.


         While China's economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations which presently gives us a tax holiday.

         The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises. Still a substantial portion of productive assets in China are owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Government Control of Currency Conversion may Adversely Affect our Operations and Financial Results.

         We receive substantially all of our revenues in Renminbi, which is not a freely convertible currency. A portion of these revenues must be converted into other currencies to meet our foreign currency obligations. These foreign currency-denominated obligations include:

     o   payment of interest and principal on foreign currency-denominated debt;

     o   payment for equipment and materials purchased offshore; and

     o   payment of dividends declared, if any.

         Under China's existing foreign exchange regulations, we will be able to pay dividends in foreign currencies without prior approval from the State Administration of Foreign Exchange by complying with certain procedural requirements. However, the Chinese government may take measures at its discretion in the future as it has done in the past to restrict access to foreign currencies for both current account transactions and capital account transactions if foreign currencies become scarce in China. We may not be able to pay dividends in foreign currencies to our shareholders if the Chinese government restricts access to foreign currencies for current account transactions.

         Foreign exchange transactions under our capital account, including foreign currency-denominated borrowings from Chinese or foreign banks and principal payments in respect of foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and require the approval of the State Administration of Foreign Exchange. These limitations could affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange for capital expenditures.

Fluctuation of the Renminbi Could Materially Affect our Financial Condition and Results of Operations.

         The value of the Renminbi fluctuates and is subject to changes in China's political and economic conditions. Since 1994, the conversion of Renminbi into foreign currencies, including Hong Kong and U.S. dollars, has been based on rates set by the People's Bank of China, which are set daily based on the previous day's interbrain foreign exchange market rates and current exchange rates on the world financial markets. Any devaluation of the Renminbi, however, may adversely affect the value of, and dividends, if any, payable on, our shares in foreign currency terms, since we will receive substantially all of our revenues, and express our profits, in Renminbi. Our financial condition and results of operations may also be affected by changes in the value of certain currencies other than the Renminbi, in which our obligations are denominated. In particular, a devaluation of the Renminbi is likely to increase the portion of our cash flow required to satisfy our foreign currency-denominated obligations.

The PRC Legal System has Inherent Uncertainties that Could Limit the Legal Protections Available to You.

         Substantially all of our assets and operations are in China and our principal operating subsidiaries are organized under the laws of China. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties.

         The direct enforcement by our shareholders of any rights of shareholders in respect of violations of corporate governance procedures may be limited. Unlike in the United States, under applicable laws of China, shareholders do not have the right to sue the directors, supervisors, officers or other shareholders on behalf of the corporation to enforce a claim against such party or parties that the corporation has failed to enforce itself. Our shareholders may have to rely on other means to enforce directly their rights, such as through administrative proceedings. Chinese laws and regulations do not distinguish among minority, affiliated and unaffiliated shareholders in terms of their rights and protections. In addition, our minority shareholders may not have the same protections afforded to them by companies incorporated under the laws of the United States.

Uncertainty Relating to Chinese Regulation of Pharmaceuticals Could Impair Introduction of Products in China.

     In 2003, the Chinese government created a new Food and Drug Administration, modeled after the U.S. government body, in an attempt to streamline unnecessary bureaucratic functions and restructure and position the Chinese pharmaceutical industry for entry into the World Trade Organization ("WTO"), growth and increased competitiveness. The implementation of the new regulatory scheme is expected to impose substantial new regulation on the approval and manufacture of pharmaceuticals for sale in China. Because of the newness of the pharmaceutical regulatory scheme, there is uncertainty as to the manner in which regulations will be implemented and interpreted. Such uncertainty may result in delays in obtaining regulatory clearance of products and introduction of products to the Chinese market as well as potentially liability and costs associated with compliance, or lack of compliance, with regulations.

The admission of China into the World Trade Organization could lead to increased foreign competition.

     As a result of China becoming a member of the WTO, import restrictions on both agricultural products and pharmaceuticals are expected to be gradually reduced. The WTO also requires China to lower its import tariffs as a condition for membership. Reduced import restrictions and/or lower tariffs may lead to increased imports of foreign products and therefore lead to increased competition in the domestic agricultural products and pharmaceuticals markets.

Risks Related to this Offering

Our stock price has been, and is likely to continue to be, highly volatile and could drop unexpectedly.

         The trading price of our common stock has been highly volatile and may continue to be volatile in response to the following factors:

         -     quarterly variations in our operating results;
         -     limited trading volume;
         - announcements of results of product development efforts, acquisitions and disposals of properties;
         - investor perception of us, the agricultural genetics industry, or operations in China in general;
         -     changes in financial estimates by securities analysts; and
         -     general economic and market conditions.

         Declines in the market price of our common stock could also materially adversely affect employee morale and retention, our access to capital and other aspects of our business.

If our stock price remains volatile, we may become subject to securities litigation, which is expensive and could divert our resources.

         In the past, following periods of market volatility in the price of a company's securities, security holders have instituted class action litigation. Many technology-based companies have been subject to this type of litigation. If the market value of our stock experiences adverse fluctuations, and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management's attention could be diverted, causing our business to suffer.

Limitation on the use of  our cash imposed by management

         Approximately $18,174,000 of our cash (as of June 30,2004) was for the exclusive use for operations in the Peoples' Republic of China. This limitation has been arbitrarily imposed by management to meet its working capital needs in the PRC. Because of the limitation, the company does not have sufficient available funds for any expansion outside the PRC, the payment of dividends or to pay its non-PRC professional without raising additional capital either through borrowing or the sale of its shares. Any sale of the Company's shares to pay non-PRC professionals or foreign expansion will dilute the holdings of the Company's existing shareholders. Even if the Company has sufficient cash on hand to pay its non-PRC professionals or to cover a foreign expansion, it will not use such funds but will sell additional shares (or if possible seek commercial loans) to pay any such obligations.

The sale of a substantial number of shares of our common stock after this offering may affect our stock price.

         The market price of our common stock could decline as a result of sales of substantial amounts of common stock in the public market after the closing of this offering or the perception that substantial sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Our certificate of incorporation and bylaws and the Nevada corporation law contain provisions that could discourage an acquisition or change of control of Eternal Technologies.

         Our certificate of incorporation authorizes our board of directors to issue preferred stock and common stock without shareholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us. In addition, provisions of our certificate of incorporation and bylaws could also make it more difficult for a third party to acquire control of us. These provisions include a denial of cumulative voting rights, limitations on shareholder proposals at meetings of shareholders, and restrictions on the ability of our shareholders to call special meetings. In addition, the Nevada Revised Statutes imposes restrictions on certain mergers and other business combinations.

         These provisions of Nevada law and our certificate of incorporation and bylaws may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his best interest, including attempts that might result in a premium over the market price for the common stock.

                    CAUTION ABOUT FORWARD-LOOKING STATEMENTS

         Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Business" and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this prospectus that are not historical facts. When used in this prospectus, the words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "seeks," "should" or the negative of these terms or similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, although the disclosure is accurate as filed there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sales, if any, of the shares being offered by the selling shareholders. The purpose of this offering is to register our common stock for resale by the selling shareholders.

                      MARKET FOR REGISTRANT'S COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

         Since the acquisition of Eternal Technologies Group Ltd. and Subsidiaries and adoption of our current business plan in December 2002, our Common Stock has been listed on the over-the-counter electronic bulletin board ("OTC:BB") under the symbol "ETLT". Previously, our Common Stock was listed on the OTC:BB under the symbol "WTFD". The following table sets forth the range of high and low bid prices for each quarter during the past two fiscal years.

                                                 High              Low

Calendar Year 2004

         Second Quarter.................        $0.97             $0.48
         First Quarter..................         1.12              0.79

Calendar Year 2003

         Fourth Quarter                         $1.25             $0.81
         Third Quarter..................         1.85              0.91
         Second Quarter.................         1.25              0.90
         First Quarter..................         1.17              0.75

Calendar Year 2002

         Fourth Quarter.................        $1.40             $0.08
         Third Quarter..................         0.20              0.07
         Second Quarter.................         0.35              0.08
         First Quarter..................         0.12              0.09

         The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions. The quotations give effect to a one-for-six reverse stock split effective December 12, 2002.


         At September 1, 2004, the closing bid price of the Common Stock was
$0.47


         As of May 20, 2004, we estimate that there were in excess of 2000 beneficial holders of our Common Stock.

                                 DIVIDEND POLICY

         We have not paid dividends in the past and we intend to retain earnings, if any, and will not pay cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and such other factors as the board of directors may deem relevant.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

History and Development of the Company

         Our current operations are conducted through our wholly-owned subsidiary, Eternal Technologies Group Ltd. ("Eternal Technologies - BVI"), a British Virgin Islands company, and its subsidiaries. For a more detailed description of our business please see "Business on page 22.


         Historically, our business has been highly seasonal with nearly all of our revenues being generated in the fourth quarter. This seasonality occurs because the embryo sales occur only during the fourth quarter when animals are impregnated as births occur in the Spring. While we have had sale of forage grasses in the past, we do not expect them to continue in the future. Other periods, other than the fourth quarter, should benefit in the future from the sale of milk and lamb meat, thereby making our overall business less seasonal.

         During 2001, we had a one time sale of forage grass to a third party. We had purchased the forage grass from China Continental, Inc., a related party. We do not expect any sales of forage grass in the future.

Critical Accounting Policies

         The process of preparing financial statements requires the use of estimates on the part of management. The estimates used by management are based on the company's historical experiences combined with management's understanding of current facts and circumstances. Certain of the company's accounting policies are considered critical as they are both important to the portrayal of the company's financial condition and results and require significant or complex judgment on the part of management.

         Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe the following criteria accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

         Allowance for Doubtful Accounts - Our financial statements reflect no allowance for doubtful accounts. Allowance for doubtful accounts reflects reserves for customer receivables to reduce receivables to amounts expected to be collected. Management uses significant judgment in estimating uncollectable amounts. In estimating uncollectable amounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance, and anticipated customer performance. While management believes the company's processes effectively address its exposure for doubtful accounts, changes in the economy, industry, or specific customer conditions may require adjustment to the allowance for doubtful accounts recorded by the company.

         Inventory Valuation - Management reviews our inventory balances to determine if inventories can be sold at amounts equal to or greater than their carrying amounts. The review includes identification of slow moving inventories, obsolete inventories, and discontinued products or lines of products. The identification process includes historical performance of the inventory, current operational plans for the inventory, as well as industry and customer specific trends. If our actual results differ from management expectations with respect to the selling of our inventories at amounts equal to or greater than their carrying amounts, we would be required to adjust our inventory balances accordingly.


         Impairment of Long-Lived Assets (including property, plant and equipment), Goodwill and Identifiable Intangible Assets - In accordance with applicable accounting literature, we reduce the carrying amounts of long-lived assets, goodwill and identifiable intangible assets to their fair values when the fair value of such assets is determined to be less than their carrying amounts (i.e., assets are deemed to be impaired). Fair value is typically estimated using a discounted cash flow analysis, which requires us to estimate the future cash flows anticipated to be generated by the particular asset(s) being tested for impairment as well as select a discount rate to measure the present value of the anticipated cash flows. When determining future cash flow estimates, we consider historical results adjusted to reflect current and anticipated operating conditions. Estimating future cash flows requires significant judgment by us in such areas as future economic conditions, industry-specific conditions, product pricing and necessary capital expenditures. The use of different assumptions or estimates for future cash flows could produce different impairment amounts (or none at all) for long-lived assets, goodwill and identifiable intangible assets.

         Among our long-lived assets subject to review for impairment are our land lease rights in Mainland China that are stated at cost less accumulated amortization. Amortization of land lease rights was calculated on the straight-line basis over the lesser of its estimated useful life or the lease term. The principal annual rate used for amortization is 4%.

Contingencies

         We account for contingencies in accordance with SFAS No. 5, "Accounting for Contingencies". SFAS No. 5 requires that we record an estimated loss from a loss contingency when information available prior to issuance of our financial statements indicates that it is probable that an asset has an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated.

Revenue recognition

         Revenue is recorded when persuasive evidence of an arrangement exist; the price to the buyer is fixed or determinable; the merchandise is delivered to the customer and title passes; and collectibility is reasonably assured.


Results of Operations

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenues -

 Revenues increased by $2,855,002 or 22.58% to $15,495,966 for the year ended December 31, 2003 from $12,640,964 for the year ended December 31, 2002. The increase was primarily due to the introduction of several new product lines, namely the sale of lamb meat and the expansion of embryo transplants to dairy cattle.

Cost of Sales

-Cost of sales increased by $3,797,771 or 138% from $2,752,811 for the year ended December 31, 2002 to $6,550,582 for the year ended December 31, 2003. The increase in cost of sales is attributable to the collecting and processing of lamb meat and the expansion of embryo transplants to dairy cattle. Gross profit as a percent of sales decreased to 57.7% for the year ended December 31, 2003 from 78.2% for the year ended December 31, 2002. The decrease in the gross profit margins is attributable to the reduction of sheep embryo transfers as a percentage of total revenues which have a higher profit margin. The market for sheep embryo transfers is decreasing. The Company began to sell lamb meat and transfer dairy cattle embryos in 2003. These two new projects partially offset the decline from sheep embryo transfers.

Depreciation and Amortization

- Depreciation and amortization increased by $12,365 or 1.43% to $874,417 during 2003 from $862,052 during 2002. The increase is caused by additional buildings and equipment that was put in service in 2003.

General, Selling and Administrative Expenses

- General, Selling and administrative expenses increased by $187,864 or 15.60% to $1,391,945 during 2003 as compared to $1,204,081 during 2002. The increase is primarily attributable to an increase in public relations fees of approximately $110,000, and an increase of salaries expense of approximately $240,000 which were partially offset by a decrease in professional fees and consulting fees of approximately $93,000 and $64,000, respectively.

Research and Development Costs

- During 2002, we incurred $1,000,000 of research and development costs. No material additional costs were incurred during 2003. We did not conduct research, but contracted with two outside parties who perform research on our behalf.These contracts were terminated in 2004. During 2002, $400,000 was incurred and paid to Towering International, and $600,000 was incurred and paid to the Chinese Science Bureau.

Other Income (Expense)

Interest income increased by $81,840 from $1,432 during 2002 to $83,272 during 2003 due to a significant increase in amounts of cash held in interest-bearing accounts.Interest expense increased by $40,473 from $10,968 during 2002 to $51,441 during 2003 due to having more debt outstanding during 2003. During the fourth quarter of 2003, we recorded an impairment charge of $300,000 based on our evaluation of our reception center which we plan to sell during 2004.


Net Income (Loss) - As a result of the foregoing, the net income decreased by $401,631 or 5.9% to $6,410,853 for the year ended December 31, 2003 from $6,812,484 for the year ended December 31, 2002.

Liquidity and Capital Resources

The Company had $16,302,464 in cash at December 31, 2003 compared to $7,135,559 at December 31, 2002. The Company's working capital was $21,610,834 at December 31, 2003 compared to $10,226,786 at December 31, 2002.

Cash provided by operating activities totaled $8,188,875 for the year ended December 31, 2003. This compares with cash provided by operating activities of $1,201,865 for the year ended December 31, 2002. The increase in cash provided by operating activities is primarily due to the collection of trade receivables of $4,483,855 during 2003 (offset by an increase in inventory of $981,781 and other receivables of $3,399,995) and an overall increase in liabilities in 2003 of $500,001. During 2002 there were increases in receivables of $1,833,509 and overall decreases in liabilities of $4,710,463.

Cash used in investing activities during 2003 was $649,087, which was for the remaining payment to complete construction work on the farmhouses. During 2002 the Company used $1,893,365 in investing activities for the purchase of fixed assets and for construction costs. The construction was a one-time project to build fences and make additional roads to the buildings and reception center located on the Company's farm.

Cash flows from financing activities totaled $1,627,117 during 2003 compared to $73,607 during 2002. All cash flows from financing activities for 2003 were from the sale of the Company's common stock. A total of 3,646,080 shares of common stock and 1,049,575 warrants for the purchase of common stock were issued during 2003. The exercise prices on these warrants are $1.34 and $1.54 per share. The warrants are exercisable for a period of five years with the expiration dates ranging from September 4, 2008 to October 8, 2008. The warrants include certain registration rights and have a cashless exercise provision.

At December 31, 2003, the Company had notes payable of $503,857 that are due December 11, 2005. Interest on the notes shall be payable semi-annually commencing 180 days after the date of the note (December 11, 2002) at 8% per annum. The notes are payable from the first dollars received from any proceeds of any offering subsequent to the acquisition of Eternal Technologies Group Ltd. or at the option of the lender, convertible into post reverse split common shares at a rate equal to the mean of the high and low share price as of the first date that the shares begin trading subsequent to the acquisition. At December 31, 2002, the principal balances on the notes were $782,733 and during 2003, the Company issued 507,229 common shares which reduced the balance on the notes $278,876. Although these notes are recorded at $503,857, the Company and its attorney's are conducting a separate review to determine if all amounts accrued are properly chargeable to the Company.

Although the Company has a cash and bank balance of $16,302,464, all but $1,018,226 is arbitrarily restricted by management for certain uses within the People's Republic of China. Therefore, if the Company is to expand outside the PRC, as it anticipates doing, or pay its non-PRC obligation, it will have to sell additional shares of its stock or borrow funds from third parties. Unless it is able to either borrow funds or sell additional shares, it will have insufficient resources to carry out its business objectives outside the PRC for the next twelve (12) months.

Capital Expenditures and Commitments

At December 31, 2003, we had total contractual commitments of $1,600,000 related to research and development projects.

Our only material contractual obligations requiring determinable future payments on our part are a note payable to our former shareholder and our lease relating to our executive offices.

The following table details our contractual obligations as of December 31, 2003:


                                                           Payments due by period
                                 -------------------------------------------------------------------------
                                    Total        2004      2005       2006      2007     2008      Thereafter

Long-term debt                      $   0          -          -         -        -        -              -
Capital lease obligations               0
Operating lease commitments        16,385       11,566     4,819
Other contractual obligations   1,600,000    1,600,000
Other liabilities                 503,857      503,857
                               ----------
     Total                     $2,120,242
                               ==========


Other contractual obligations include our commitments related to research and development projects. These were our commitments at December 31, 2003. However on July 2, 2004, our Board of Directors agreed to cancel the research and development projects and we no longer have these obligations.


Management anticipates that our current financing strategy of private debt and equity offerings, combined with an expected increase in revenues, will meet our anticipated objectives and business operations for the next 12 months. Subject to our ability to obtain adequate financing at the applicable time, we may enter into definitive agreements on one or more of those projects.


Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements or guarantees of third party obligations at December 31, 2003.

Inflation

We believe that inflation has not had a significant impact on our operations since inception.

Six Months  Ended June 30, 2004 As compared to the Six Months Ended June 30,
2003

Revenues -

Revenues for the six months ended June 30, 2004 increased by $6,021,371 or 5040.5% to 6,140,831 from $119,460 for the corresponding period of the prior year. This increase is attributable to an increase in the sale of lamb meat of $3,436,012 and an increase in cattle embryo transfer fees of $2,585,359.

Cost of Sales -

Cost of sales for the six months ended June 30, 2004 increased to $3,950,498 from $0 for the corresponding period of the prior year. This increase resulted from the costs incurred in the sale of lamb meat of $2,453,530 and the cost incurred in cattle embryo transfers of $1,496,968. The gross profit margin on the sale of lamb meat was 28.6% and the gross profit margin from cattle embryo transfers was 44.7%.

Depreciation and Amortization -

Depreciation and amortization expenses for the six months ended June 30, 2004 decreased by $46,583 or 10.9% to $380,355 from $426,938 for the corresponding period of the prior year. This decrease resulted from certain equipment being fully depreciated in a prior period and accordingly no charge to depreciation was made against such equipment during the six months ended June 30, 2004.

Selling and Administrative Expenses -

Selling and administrative expenses for the six months ended June 30, 2004 increased by $494,806 or 167.6% to $789,963 from $295,157 for the corresponding period of the prior year. This increase resulted from an increase in salaries of $247,160 marketing expenses of $86,469, penalties of $145,219 and miscellaneous expenses of $42,390 which were partially offset by a decrease in professional expenses of $26,430.

Other Income (Expense)

Other income increased by $54,850 for the six months ended June 30, 2004 to $54,850 from $0 for the corresponding period of the prior year. All of the other income for the six months ended June 30, 2004 is attributable to interest income. Other expense increased by $53,517 for the six months ended June 30, 2004 to $53,517 from $0 for the corresponding period of the prior year. All of the other expense is an impairment loss which resulted from the anticipated loss from the sale of the reception center and certain equipment located on the Company's farm in Inner Mongolia.

As a result of the foregoing, the Company had net income of $1,021,348 or $.03 per share for the six months ended June 30, 2004 compared to a net loss of $602,635 or $.02 per share for the corresponding period of the prior year.


Liquidity and Capital Resources

As of June 30, 2004, the Company had cash and cash equivalents of $19,067,185 and working capital of $23,241,700. This compares with cash and cash equivalents of $16,302,464 and working capital of $21,610,824 as of December 31, 2003.

Cash flows from operating activities totaled $2,445,087 for the six months ended June 30, 2004. This compares with cash flows from operating activities of $4,404,856 for the corresponding period of the prior year. This decrease resulted from an increase in non-cash expense of $96,934 which consists of $53,517 of impairment losses and $90,000 of stock issued for services which was partially offset by a decrease in depreciation and amortization of $46,583; a change in the net current accounts of $4,580,553 for the six months ended June 30, 2003 (of which 4,483,855 is attributable to a decrease in receivables for the six months ended June 30, 2003) compared to a change in net current accounts of $382,619 for the six months ended June 30, 2004; which was partially offset by a net increase in earnings of $1,623,983.

Cash flows from investing activities totaled $240,964 for the six months ended June 30,2004 compared to $0 for the six months ended June 30, 2003. All of the cash from investing activities during the six months ended June 30, 2004 was from the sale of property.

Cash flows from financing activities for the six months ended June 30, 2004, totaled $78,670 all from capital contributed. This compares with cash flows from financing activities of $187,236 for the six months ended June 30, 2003. All of the cash from financing activities for the six months ended June 30, 2003 was from the sale of shares.

At June 30, 2004, the Company had notes payable of $443,366 that are due December 11, 2005. Interest on the notes shall be payable semi-annually commencing 180 days after the date of the note (December 11, 2002) at 8% per annum. The notes are payable from the first dollars received from any proceeds of any offering subsequent to the acquisition of Eternal Technologies Group Ltd. or at the option of the lender, convertible into post reverse split common shares at a rate equal to the mean of the high and low share price as of the December 31, 2003, the principal balances on the notes was $503,587 and during 2004, the Company issued 109,984 shares which reduced the balance on the notes to $443,366. Although these notes are recorded at $443,366, an outside review was conducted to determine if all amounts accrued are properly chargeable to the Company. These findings have been forwarded to outside counsel for resolution.

Although the Company has a cash and bank balance of $19,067,185, all but $893,185 is to be exclusively used by management for operations within the People's Republic of China. Therefore, if the Company is to expand outside the PRC, as it anticipates doing, or pay its non-PRC obligation, it will have to sell additional shares of its stock or borrow funds from third parties. Unless it is able to either borrow funds or sell additional shares, it will have insufficient resources to carry out its business objectives outside the PRC for the next twelve (12) months.

                                    BUSINESS

General

         Eternal Technologies Group, Inc. is an agricultural genetics and research bio-pharmaceutical company operating in China and focused on the development and application of advanced animal husbandry and pharmaceutical techniques to produce improved and novel food and pharmaceutical products.


         Our agricultural genetics/animal husbandry operations are focused on the application of advanced embryonic biotechnology techniques with the objective to shorten the development time for animals resulting in increased output and profitability and reduced use of animal feed and animal waste. Since 2000, we have utilized our advanced breeding techniques, and have marketed genetically engineered animal embryos, breeding stock and breeding services to develop larger, stronger and healthier sheep. In the fourth quarter of 2003, we began production and sale of lamb meat. Also, in the fourth quarter of 2003, we began application of our advanced breeding techniques to the breeding of higher-yielding purebred Holstein dairy cattle.

         Our pharmaceutical operations are focused on the application of our gene engineering capabilities in the research, development and production of biological drugs. Research and development of our initial pharmaceutical products is ongoing. Introduction of our pharmaceutical products to the market is expected to require at least two years of additional product research and testing. Assuming our testing and research results in commercial products, we anticipate that our pharmaceutical products will be initially marketed exclusively in China.


                  Our principal executive offices are located at Sect. D, 5/F, Block A. Innotech Tower, 235 Nanjing Rd. Heping District, Tianjin, 300052, and our telephone number is 011-86-22-2721-7020.

History and Development of the Company

         Our current operations are conducted through our wholly-owned subsidiary, Eternal Technologies Group Ltd. ("Eternal Technologies - BVI"), a British Virgin Islands company, and its subsidiaries.

         We acquired Eternal Technologies - BVI in December 2002 (the "Reorganization") pursuant to the terms of an Exchange Agreement. Under the terms of the Exchange Agreement, we issued 22,050,000 shares of our common stock to the shareholders of Eternal Technologies - BVI in exchange for all of the issued and outstanding shares of Eternal Technologies - BVI. In conjunction with the Reorganization, we carried out a 1-for-6 reverse split of our common stock, changed our name from Waterford Sterling Corporation to Eternal Technologies Group, Inc., ceased our prior operations and caused to officers and directors of Eternal Technologies - BVI to be appointed as officers and directors in place of the pre-Reorganization officers and directors. As a result of the Reorganization, we adopted as our primary business operations the operations of Eternal Technologies - BVI and the shareholders of Eternal Technologies - BVI acquired approximately 85% of our post-Reorganization outstanding shares.

         Prior to the Reorganization, we pursued a number of acquisitions of operating businesses, each of which proved unsuccessful. We operated under the name Waterford Sterling Corporation, from January 2001 to December 2002. During that time, our operations were principally focused on the sourcing and marketing of furniture and accessories to the hospitality and fine store markets. From March 1999 to January 2001, we operated under the name Skreem.com Corporation developing and marketing computer and internet related software. We were originally incorporated in the State of Delaware under the name Commerce Centers Corporation. In 2000, we reincorporated in the State of Nevada.


         Eternal Technologies - BVI was incorporated in the British Virgin Islands in March 2000. In May 2000, Eternal Technologies - BVI acquired 100% of Willsley Company Limited. Willsley is a holding company that owns 100% of Inner Mongolia Aershan Agriculture & Husbandry Technology Co., Ltd. ("Aershan Agriculture"). Aershan Agriculture operates a breeding center focused on the propagation of superior breeds of sheep and livestock in the Inner Mongolia region of China.

     In January, 2003, we supplemented our research and development and embryo transfer capabilities by establishing a relationship with Beijing AnBo Embryo Biotech Center ("AnBo Biotech Center"), a biotech research and development and embryo transfer center located in Beijing. This relationship was initially going to be a joint venture, but because the parties were unable to reach agreement on several key terms of the proposed joint venture, it was not consummated. Instead, agreement was reached for the organization to provide services to us.

         Our operations are focused on developing superior livestock breeds in order to improve the quality and yield of livestock in China and the profitability of livestock operations. We initially imported embryos from Australia and the United States. We are utilizing our facilities and expertise to develop a herd of "carrier animals" in order to produce a domestic supply of embryos, eliminating our dependence on third party foreign embryo suppliers and reducing our cost of embryos. Under that program, we (1) breed, own and manage a herd of sheep on our farm and (2) purchase dairy cattle, inject our bio-engineered embryo into the "host animals", and, after birth, retain the offspring to serve as breeder stock and sell the "host animal" back to the original owner.

         We utilize our genetically engineered livestock embryos and our breeding and biotech expertise to offer a range of livestock breeding services and products, including sale of embryos, artificial insemination and embryo transplant services, both at our facilities and on-site, and related products and services designed to improve production, quality and profitability of Chinese livestock operators.

         Our initial operations focused on the production and sale of bio-engineered embryo and services targeted to sheep growers. In 2003, we expanded our operations to include the dairy cattle market.

         In late 2003, we began implementation of a mutton production and sale program focused on the processing and sale of mutton from our higher yielding, higher quality genetically-engineered stock. In implementing our mutton production and sales strategy, we utilize our farm in Inner Mongolia to raise a herd of sheep for ultimate processing and sale. Because of changes in government policy relating to plowing in Inner Mongolia, we have determined that we may have impediments to the ongoing economic use of our farm for grazing. Pending a final determination with respect to the economic viability of using our farm for grazing, we continue to carry out our mutton production and sale strategy supplemented through purchases from our clients of sheep raised from our genetically-engineered embryo, with meat processing contracted to slaughter houses and sale of processed meat to wholesale purchasers in and around Beijing. Depending on the outcome of our evaluation of the economic viability of our farm, we may attempt to sell the farm and rely on purchases of sheep from clients to support mutton production or evaluate other best-economic uses of the farm.

         Historically, our business has been highly seasonal with nearly all of our revenues being generated in the fourth quarter. While our business will remain seasonal because embryo sales occur during the fourth quarter, other periods should benefit in the future from the sale of milk and lamb meat, and embryo implantation in diary cattle thereby making our overall business less seasonal.


Agricultural Genetics / Animal Husbandry Operations

         Our core operations are focused in the agricultural genetics / animal husbandry fields. Our principal objectives in our animal husbandry operations are to utilize genetic engineering to produce improved breeds of sheep and livestock with a goal of increasing food yield and reducing growing time, waste by-product and cost associated with herd management.

         Animal Husbandry in China. Spurred in part by China's entry into the World Trade Organization, the Chinese government has identified improved animal husbandry as a key to meeting the nutritional needs of its population -- the worlds' largest, minimizing the potential adverse environmental impact of its domestic agricultural industry and improving China's position in the import/export of agricultural products.

         The Chinese agricultural industry has historically lagged behind Western countries in the adoption of advanced breeding techniques. As a result, by world standards, Chinese breeding rates, size, health and meat yield have all been low and growing periods have been high. These factors have made quality meat difficult to supply within China without relying on imports, resulted in higher feed costs and waste production as a result of longer growing cycles and adversely impacted the competitive position of Chinese producers.

         By encouraging the adoption of advanced animal husbandry techniques, in particular the transplant of genetically engineered animal embryo, the Chinese government is positioning Chinese agricultural businesses to bring the quality and yield of meat production in line with world standards, improving the living standards of the Chinese people, while minimizing the environmental impact of operations and improving the industry's competitive position in world markets.

         Key markets that we have targeted in China are mutton and dairy production. China ranks first in the world in both production and consumption of mutton with 2001 production of approximately 2.55 million tons. With China's entry into the WTO and the adoption of advanced animal husbandry techniques, we believe that China can be positioned as a world leader in the production and export of high quality low-cost mutton while meeting its growing internal demand.

         Chinese dairy production and consumption has lagged substantially behind levels in Western countries. With an improving standard of living and a growing emphasis on health, milk consumption is rising in China and we expect the increase in milk consumption to accelerate. In order to meet the expected growth in demand for dairy products without relying disproportionately on imports, dairy production must be increased in China. Historical yields from China's dairy herd are believed to be approximately 50% of the yields produced by U.S. dairy herds. With the adoption of advanced animal husbandry techniques, we believe that the quality and yield of the Chinese dairy herd can be increased to Western standards allowing the Chinese dairy industry to meet the growing internal demand for dairy products while reducing the cost of production.

         Embryo Transfer and Breeding Services. Our initial commercial efforts were focused on the development and sale of embryo genetically engineered to produce stronger, larger, healthier and more nutritious sheep, and associated breeding services. In 2000, we imported 10,000 bred animal embryos out of a total of 13,000 embryos permitted to be imported by the Chinese government. We have utilized our initial embryo supply to develop a herd of high-quality breeding sheep as well as a supply of embryo for sale to clients.

         We supply our clients, consisting primarily of large commercial and government farms in China, with superior breeding stock, embryos, semen and related technology and consulting services, all designed to increase production yield and quality, reduce growing costs and increase income.

         In the fourth quarter of 2003, we expanded our embryo transfer and breeding services to include, in addition to sheep, high-yielding pure-bread dairy cattle. In our dairy cattle breeding and embryo transfer operations, we purchase dairy cattle, inject our bio-engineered embryo into the "host animals", and, after birth, retain the offspring to serve as breeder stock and sell the "host animal" back to the original owner.

         Food Production. In the fourth quarter of 2003, we commenced the production and sale of mutton. We selectively cull a portion of our genetically engineered sheep for sale to slaughterhouses for processing and sale of mutton. Animals processed for mutton sale are generally those that are not candidates for future breeding. We supplement our stock of sheep, as needed, with genetically engineered sheep purchased from our clients. We continuously evaluate our farm operations and supplies of sheep for mutton production to assure the economic viability of our meat supplies in light of changing land use regulations in China. We do not presently own slaughterhouse or processing facilities but intend to purchase such facilities in the future.

                  Genetic Technologies. We utilize a variety of technologies for industrial embryo production and transfer, all design to produce superior breeding stock. The primary techniques we presently employ are (1) peritoneal endoscope technique, (2) vitrification freezing technique, (3) embryo splitting and cleavage ball techniques, and (4) external fertilization technique.

         -- Peritoneal Endoscope Technique. Peritoneal endoscope technique involves the collection of sheep embryo by means of peritoneal endoscopes without surgical operations. Traditional embryo collection and transfer techniques, using surgical procedures, have generally limited to four operations after which the provider is rendered useless as a result of adhesions left by the surgical procedures. We believe that the peritoneal endoscope technique, a less invasive procedure, may be used ten or more times, increasing the utilization of providers. Additionally, we believe that use of endoscopic techniques combined with deep semen deposition and frozen semen mating can markedly increase conception rates.

         -- Vitrification Freezing Technique. Vitrification is a process by which a concentrated anti-freeze solution is transformed into a transparent colloidal solid through rapid freezing. We have developed an anti-freezing protectant that enables the freezing process to be carried out at room temperature without a cooling system, increasing the efficiency of the process. Livestock implanted with a frozen fertilized ovum have been shown to produce increased pregnancy and farrowing rates.

         -- Embryo Splitting and Cleavage Ball Techniques. Embryo splitting and cleavage ball techniques involve the splitting of embryos by microsurgery or the separation of embryo cleavage balls in early cultivation before the half-embryos or separate cleavage balls develop into individuals. Newly split half-embryos have shown an average transfer rate of above 50% -- the equivalent of a 100% transfer pregnancy rate -- exceeding the average transfer rate of half-embryos of between 35% and 40%. Embryo splitting, combined with embryo sex identification, allows for better management of the male/female population of a herd.

         -- External Fertilization Technique. External fertilization technique involves the collection of ova from live farm animals, fertilization of the ova and cultivation of the fertilized ova until the ova reaches a transferable stage at which time fertilized ova is transferred to a host animal. External fertilization has been shown to increase pregnancy rates at a lower cost than internal fertilization. While pregnancy rates of externally fertilized embryo in China has been only approximately 20%, our fertilized embryo transfer pregnancy rate has been above 40%, approximately the world standard.

         Breeding Facilities. Our breeding operations are conducted on land and in facilities consisting, generally, of approximately 2.8 million acres of farmland, an embryo transfer center and a reception center and at the AnBo Biotech Center in Beijing.

         Land use rights with respect to our farm were purchased from the Chinese government for $6,000,000. Such rights extend through 2025. The farm is located in Wulagai Development Area in Inner Mongolia. The farm, one of the few naturally preserved grassland areas in China, is organized into various breeding sub-pastures. Each sub-pasture includes haciendas, stables and farm equipment such as wells, mowing machines and tractors. A supply of forage grass is reserved for winter and for snowstorms.

         The farm is equipped with a 60-kilovolt electric transmission line, telephone and transportation facilities, including a 200 kilometer road system connecting all sub-pastures. A railway station is located 80 kilometers south of the farm, facilitating distribution of products throughout China.

         Also located on the farm is a 35,000 square foot embryo transfer center including operating rooms, equipment rooms, offices, conference rooms, lecture halls and guest rooms. Substantially all research and embryo transfer operations occur in our embryo transfer center.

         Our farm and associated facilities are believed to be adequate to meet our operating needs for the foreseeable future.

         Because of recent changes in Chinese land use regulation, which may prohibit any plowing on the farm because of past dust storms which affected Beijing. Although we have not plowed our acreage to plant grain crops or forage grasses, the pasturing of a large number of animals on the farms would require plowing to plant the crops necessary to maintain the livestock. Because we had considered keeping additional livestock on the farms, these plans are no longer viable and diminish our need for the facility. Despite these new regulations, the value of the farm has not diminished as it had not been plowed prior to or subsequent to our purchase and the value paid reflects the value of unplowed acreage. We are evaluating the economic viability of the continued operations of the farm and may, if determined to be in our best economic interests, consider selling some or all of the grazing land on our farm.

         The AnBo Biotech Center is a 6,450 square foot facility located in Beijing and housing laboratory, operating and relating facilities to support advanced biotech and embryo research and development activities.

         Marketing. Sales and marketing for our animal husbandry products and services is handled by our senior management team. Our management team maintains regular communications with farm operators, meat processors and governmental agriculture officials to assure that potential clients are aware of our capabilities and services. We may evaluate the adoption of more formal marketing, advertising and sales programs as necessary in the future.

Potential Acquisitions

         We intend to evaluate various potential acquisitions of companies and facilities in order to expand the scope of our operations and accelerate our growth. Specifically, in addition to the potential acquisition of an established pharmaceutical company, we intend to evaluate the acquisition of companies or facilities to provide feedlot, dairy processing, slaughterhouse and meat processing, animal fattening and similar capabilities.

         We have no definitive agreements with respect to potential acquisitions and there is no assurance that we will be successful in our efforts to make any such acquisitions.

Competition

            The agriculture industries are highly competitive. While animal genetics is a relatively new field in China several large foreign companies such as Smithfield Foods, Inc of the United states and Sumitomo Corporation of Japan have, entered the market and compete with us in the development and delivery of advanced animal husbandry products and services. These companies have a substantial advantage due to the size and the name recognition each enjoys.\

            Increased competition in the agriculture industry could have a material adverse effect on us, as our competitors may have far greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities far greater than those we possess.


Governmental Regulation

         Our business in the agriculture industry in general are subject to extensive laws and regulations, including environmental laws and regulations. As such, we may be required to make large expenditures to comply with environmental and other governmental regulations.

         Under these laws and regulations, we could be liable for personal injuries, property damage, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our operating costs.

         Chinese laws impacting our animal husbandry operations relate primarily to health and safety regulations covering food products and environmental regulations covering waste products and other land use regulations. Food product regulations generally govern the safety of products in the food chain and the handling of those products. We believe that we are in compliance with all existing food and environmental regulations applicable to our animal husbandry operations. Because many of those regulations are new and evolving, we must continually monitor the interpretation, enforcement and modification to those regulations to assure ongoing compliance.


Employees

         As of September 1, 2004, we had 35 full-time employees, including employees performing administrative functions, animal husbandry services and farming functions. Bioscience research and related services (including pharmaceutical research and development) are performed by third parties on a contract basis. The employees are not covered by a collective bargaining agreement, and we do not anticipate that any of our future employees will be covered by such agreement.

Legal proceedings

         There are presently no legal proceedings pending against the Company.

                                   MANAGEMENT

         The following table sets forth the names, ages and offices of the present executive officers and directors of the Company. Each director serves a one-year term or until the next annual meeting of the shareholders. Each officer serves at the discretion of the board of directors, but generally for a one-year term. The periods during which such persons have served in such capacities are indicated in the description of business experience of such persons below.

           Name         Age           Position

      Jijun Wu           67    Chairman of the Board
      Jiansheng Wei      51    President, Chief Operation Officer and Director
      XingJian Ma        57    Chief Financial Officer
      Dr. Wenli Yu       39    Chief Technology Officer
      Garfield W. Hu     29    Secretary
      Shien Zhu          48    Director
      James Q. Wang      34    Director
      Genghang Li        65    Director
      Shicheng Fu        40    Director


         The following is a biographical summary of the business experience of the present directors and executive officers of the Company. Each officer of the Company devotes fulltime to their respective positions. The outside directors devote as much time as is necessary to fulfill their board responsibilities.

              Jijun Wu has served as our Chairman of the Board since the acquisition of Eternal Technologies Group Ltd. and Subsidiaries (the "Reorganization") in December 2002. From March 2000 to the Reorganization, Mr. Wu served as Chairman and President of Eternal Technologies Group Ltd. From 1997 to 2000 he was the President of Sky Dragon Foundation. Previously, Mr. Wu served as Accountant - General of a PRC state-owned electronics company with revenues in excess of $1.5 billion and as a consultant to various multinational corporations entering the PRC market. Mr. Wu is a graduate of China Central Finance & Economics University and holds the designation of CPA in China.

              Jiansheng Wei has served as our Chief Operation Officer and a Director since the Reorganization and President since July 30, 2004. From March 2000 to the Reorganization, Mr.Wei served as Chief Operation Officer of Eternal Technologies Group Ltd. From 1998 to 2000, Mr. Wei was the vice-general manager of Towering Industrial Group Ltd. He has been engaged in animal husbandry practices and management for over 30 years and has been responsible for operations of several large farms in Inner Mongolia and Hebei Province.

              Xiangjian Ma has served as our Chief Financial Officer since the Reorganization. From 2000 to the Reorganization, Mr. Ma served as Chief Financial Officer of Eternal Technologies Group, Ltd. From 1990 to 2000 Mr. Ma served as Chief of the Financial Department of Tianjin Electronic Instrument Corporation.

              Dr. Wenli Yu has served as our Chief Technology Officer since the Reorganization. From 2000 to the Reorganization, Dr. Yu served as Chief Technology Officer of Eternal Technologies Group Ltd. From 1998 to 2000 he was the Senior Technician for Inner Mongolia Livestock Improvement Center. Previously, Dr. Yu served as a lead research scientist for various Chinese government agriculture projects presiding over key projects in China including:
"Development and Application of Bovine/Ovine Embryo Transfer Technology", "Setting up Breeding and Production System of Purebred Beef by Embryo Biotechnology," "Establishing a State Center for Beef Breeding," and "Research on Ovine Artificial Insemination and Embryo Transfer with the Application of Endoscope." Dr. Yu has published over 20 papers in professional journals, such as China Animal Husbandry, China Veterinarian Journal, and Animal Husbandry Veterinarian Journal. Dr. Yu received her Ph.D from China Agriculture University, Biology Department, and is a Research Fellow.

              Garfield W. Hu has served as our Secretary since the Reorganization. From 2001 to the Reorganization, Mr. Hu was employed by Eternal Technologies Group, Ltd. as a manager. From 1997 to 2001, Mr. Hu was an instructor at Tianjin Normal University and at Nankai University and a translator and advisor for the largest Chinese professional IT web site, yesky.com. Mr. Hu is responsible for coordination of our internal affairs and external contacts.

              Shien Zhu has served as a Director since the Reorganization. From 2000 to 2002 he was employed by Eternal Technology Group Ltd as a director. He was an associate professor at China Agricultural University from 1996 to 2001 and a full professor there since 2001. Mr. Zhu, a citizen of China, is Associate Professor and Master Director, involved in post doctorate studies at Kochi University and Ehime University in Japan, he majored in the area of early embryo vitrification freezing and transfer and of mammal adoscuolation in embryo biotechnology. He invented a system of freezing and preservation, not aided by a cooling frigorimeter, which is characterized by low cost, simple operation and a high embryo survival rate. In recent years, he has written more than 40 articles that were published in international and domestic periodicals. Currently, he is undertaking vital "863" projects for China and scientific research projects under the "Ninth Five-Year Plan" period.

              James Q. Wang has served as a Director since the Reorganization. Mr. Wang founded, and serves as President of, DNS Technologies Group Inc. (Canada), a position he has held since 1999, an Internet technologies company involved in outsourcing between North America and Asia. Mr. Wang began his professional career as an engineer with NEC where he published a technical innovation proposal and was honored Awards of Excellence at NEC's headquarters in Tokyo. Mr. Wang was transferred to the marketing department of NEC where he was in charge of marketing and sales in eastern region of Mainland China. Mr. Wang is a Canadian citizen and received his Master of Applied Science from the University of Ottawa.

Mr. Genchang Li is an experienced researcher with Tianjin Social Science Academy. Mr. Li is a pioneer in the development and operation of China's stock market. When he was working for the municipal government , he was in charge of the review and administration of reorganizations of assets and going public of state owned enterprises. He is engaged in the research of the policies for China's stock market. He was involved in the publication of various instructive essays and books. He was Section Chief in Econmic System Reform Commission of Tianjin Municipal Government from 1985 to 1993 and Vice General Manager of Investment Banking Department of Junan Securities Company fropm 1994 to 1999. He is a researcher with Tianjin Social Science Academy since 2000.

Prof. Fu is a lawyer, Dean of Law Dept., Nankai University, and Supervisor for graduate students. His other professional activities include Director Director of China Law Institiute Administrative Law Research Society, Guest Researcher of Peking University Public Law Research Center, Adjunct Researcher of State Administrative College Institute Administrative Law Research Center, Consultant to he Standing Committee of Tianjin Municipal People's Congress for legal affairs, Legal Consultant to Tianjin Municipal Government, and Arbitrator of Tianjin Arbitrator Committee, etc.

Prof. Fu attended Nankai University, Law Department from September 1981 to July 1985. Durint the last year of Law Department, the University decided to retain him as a teacher and sent him to China Politics and Law Univeristy, Graduate School for course study in administrative laws. His advisor was Prof. Ying Songnian, a distinguished legal sholar. He has been teaching at Nankai University since 1985. He has been to Japan and Republic of Korea for international academic exchanges since 1998

Executive Compensation

         During the three years ended December 31, 2003, no executive officer was paid compensation in excess of $100,000. The compensation earned by Mr. Jijun Wu, who is the functional equivalent of our Chief Executive Officer, is detailed in the chart below .

                                      Summary Compensation Table
                            Annual Compensation              Long-term Compensation
                            -------------------              ----------------------
                                                                   Awards                 Payout
                                                                   ------                 ------
  Name and                                                                            Securities
   Principal                             Other Annual    Restricted     Underlying     LTIP      All Other
   Position      Year   Salary   Bonus   Compensation   Stock Awards   Options/Sars  Payouts  Compensation
--------------  ----   ------   -----   ------------   ------------   ------------  -------  -------------


Wu, JiJun       2003  27,299      0         0             80,000(1)       0            0          0
                2002   7,299      0         0              0              0            0          0
                2001   7,299      0         0              0              0            0          0



(1) Mr. Wu will be paid such number of shares of stock as equals $80,000 of the Company's stock as of the date the shares are actually issued.



Director Compensation

         We reimburse our directors for expenses incurred in connection with attending board meetings but do not otherwise compensate our directors for serving in such capacity.

Board Committees

         We do not presently maintain an audit committee or any other committee of our board of directors. Because we do not presently maintain an audit committee, we have no audit committee financial expert.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            We, as well as our predecessor Eternal Technologies Group Ltd., have periodically entered into transactions with various persons and/or entities that may be deemed to be affiliates. In particular, our predecessor, Eternal Technologies Group Ltd., entered into a number of transactions with Shang Jiaji, or entities controlled by Shang Jiaji, including China Continental, Inc.. Shang Jiaji is one of our principal shareholders (see "Security Ownership of Certain Beneficial Owners and Management," expenses). All amounts that are due to or from officers, directors or affiliated parties are unsecured, interest-free and are payable on demand.

The Company's amounts due from/ (to) directors, related parties, and related company are Unsecured, interest-free and are repayable on demand. China Continental, Inc. ("CCI") is a related company. One of the Company's officers, directors and major shareholder (Shang Jia Ji) owns more than 10% of CCI and Towering International Trade (US) Corp.

Eternal sold 3,000 goat embryos and services to a subsidiary of CCI for approximately US$600,000 during 2002.

Eternal acquired 100% interest in Willsley Company Limited, which had a 100% interest in Aershan in a transaction valued at $6,000,000 from Shang Jia Ji. The $6,000,000 represents Shang Jia Ji's cost.

Eternal entered into various construction contracts with companies controlled by Shang Jia Ji. The contracts totaled approximately $985,530. This amount was paid in full by December 31, 2002.

The Company entered into a contract with Towering International Trade (US) Corp during 2001 for a research and development project totaling $1,400,000. No payments were made in 2001. During 2002, $400,000 was paid on this contract.

The Company has a receivable from CCI of approximately $618,000 at December 31, 2003 and 2002. The balance represents payments made by the Company on behalf of CCI in previous year for various operating expenses.This receivable was repaid during the third quarter of 2004.

The Company has a payable to a former employee of approximately $160,000 at December 31, 2003 and 2002. The balance represents advances made to the Company for various expenses in previous years and was repaid during the third quarter of 2004.

The Company has a payable to Ji Jun Wu, Chairman of the Board and President, of approximately $106,000 at December 31, 2003 and 2002. The balance represents advances made to the Company for various expenses in previous years.

The Company has a net payable to Shang Jia Ji of approximately $120,000 and $117,000 at December 31, 2003 and 2002, respectively. In addition the Company has payables of approximately $210,000 and $156,000, respectively at December 31, 2003 and 2002 to other entities controlled by Shang Jia Ji. These balances represent advances made to the Company for various operating expenses.

During 2002 the Company entered into an investor relations agreement with Stoneside Development Limited ("Stoneside"). Stoneside is controlled by Thomas
L. Tedrow a former principal shareholder and former officer of the Company. The agreement was for $10,000 per month for twenty-four months commencing June 2002. Thomas L. Tedrow also received a $90,000 fee from the Company. During January 2003, the investor relations agreement with Stoneside Limited was terminated and the Company entered into a consulting agreement with Market Management, LLC pursuant to which consulting services were to be provided over a 24 month period. Payments for those services total $10,000 per month. Market Management, LLC is also controlled by Thomas L. Tedrow. The total amount expensed in 2003 related to the contract with Market Management, LLC is $120,000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of September 1, 2004, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of the Company's Common Stock held by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director, (iii) each named executive officer, and (iv) all executive officers and directors as a group:


Name and Address               Number of Shares            Percentage
of Beneficial Owner (1)        Beneficially Owned (2)      of Class
-----------------------        ----------------------      ----------

Shang Jiaji                          9,190,190                 31.3%
Tianjin, PRC

Jijun Wu (3)                         2,205,000                  7.5%

James Q. Wang (3)                    2,182,950                  7.4%

Jiansheng Wei (3)                    1,102,500                 3.75%

Dr. Wenli Yu (3)                        15,000                   *

Shien Zhu (3)                            9,000                   *

XingJian Ma (3)                            100                   *

Garfield W. Hu                               0                   --
Beijing, PRC

All executive officers and directors
as a group (7 persons)               5,514,550                 18.8%
---------
*        Less than 1%.

(1) Unless otherwise indicated, each beneficial owner has both sole voting and sole investment power with respect to the shares beneficially owned by such person, entity or group.
(2) The percentages of beneficial ownership as to each person, entity or group assume the exercise or conversion of all options, warrants and convertible securities held by such person, entity or group which are exercisable or convertible within 60 days, but not the exercise or conversion of options, warrants and convertible securities held by others shown in the table.
(3) Address is Sect. D, 5/F, Block A. Innotech Tower, 235 Nanjing Rd. Heping District, Tianjin, 300052,

                              SELLING SHAREHOLDERS

         The selling shareholders are the holders of 2,930,293 shares of common stock and 1,049,575 warrants purchased in September and October 2003 for $1,530,625. Pursuant to the terms of the sale of those shares and warrants, we entered into a Subscription Agreements with each of the selling shareholders wherein we agreed to register for resale the shares purchased, including the shares underlying the warrants.

         The following table sets forth the number of shares owned by each of the selling shareholders. Other than their purchase and ownership of the shares offered herein, none of the selling shareholders has had any material relationship with us within the past three years. We cannot give an estimate as to the amount of shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer all or some of the shares and because, to our knowledge, there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

                                                                 Number of
                                                                 Shares
Name and Relationship                   Number of Shares         Registered for
of Selling Shareholder                  Beneficially Owned (1)   Sale Hereby
----------------------                  ----------------------   -----------



Alpha Capital Aktiengesellschaft (2)             1,097,145         1,097,145
Greenwich Growth Fund Limited (3)                  127,500           127,500
Bristol Investment Fund Ltd. (4)                   457,145           457,145
Stonestreet LP (5)                                 525,000           525,000
Platinum Partners Value Arbitrage
Fund LP (6)                                        274,287           274,287
Goldplate Investment Partners Ltd. (7)             182,858           182,858
Congregation Mishkan Sholom,
Panorama City, VA                                   91,429            91,429
Max Povolotsky                                      59,038            59,038
Ernest Pellegrino                                   54,039            54,039
First Montauk Financial Corp.                       43,589            43,589
Edward Craig Pitlake                                13,263            13,263
Shrirang Jeurkar                                     5,000             5,000

---------------
(1) Shares indicated as beneficially owned include all warrants held by such person, entity or group that are exercisable or convertible within 60 days of October 17, 2003. Warrants are held by each of the Selling Shareholders to purchase the following shares of common stock, which shares are included in the shares registered for sale hereby: Alpha Capital Aktiengesellschaft - 411,430; Greenwich Growth Fund Limited - 42,500; Bristol Investment Fund Limited - 171,430; Platinum Partners Value Arbitrage Fund LP - 102,858; Goldplate Investment Partners Ltd. - 68,572; Stonestreet LP - 175,000; Congregation Mishkan Sholom - 34,286; Max Povolotsky - 59,038; Ernest Pellegrino - 54,039; First Montauk Financial Corp. - 43,589; Edward Craig Pitlake - 13,263; and Shrirang Jeukar - 5,000.

(2)      A private investment fund based in Licthenstein and managed by Konrad
         Ackerma.

(3)      A private investment fund based in Bermuda managed by Evan Schemenauer.

(4)      A private investment fund based in the Cayman Islands managed by Paul
         Kessler.

(5) A private investment fund based in Toronto, Ontario managed by Michael Finkelstein and Elizabeth Leonard.

(6)      A private investment fund based in New York and managed by Mark
         Novdlicht.

(7)      A private investment fund based in Panama and managed by____________.

                              PLAN OF DISTRIBUTION

         We are registering shares of our common stock on behalf of certain selling shareholders. We will receive no proceeds from this offering. The selling shareholders named in this prospectus or pledges, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell some or all of the shares from time to time. REGISTRATION OF THE SHARES DOES NOT MEAN, HOWEVER, THAT THE SHARES NECESSARILY WILL BE OFFERED OR SOLD. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

       - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

       - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

       - an exchange distribution in accordance with the rules of such exchange,

       - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

       - in privately negotiated transactions.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

         The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling shareholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. To our knowledge, the selling shareholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.


         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Securities and Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     - the name of each such selling shareholder and of the participating broker-dealer(s),

     - the number of shares involved,

     - the price at which such shares were sold,

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     - other facts material to the transaction.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                            DESCRIPTION OF SECURITIES

General

         Our authorized capital stock consists of 95,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. The following summary of the material matters relating to our common stock is qualified in its entirety by reference to our certificate of incorporation and bylaws.

Common Stock

         As of September 1, 2004, there were 29,387,380 shares of our common stock outstanding.


         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders, including the election of directors, and do not have cumulative voting rights. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to our shareholders after the payment of all our debts and other liabilities. The holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.


Preferred Stock

         Our board of directors has the authority, without further action by our shareholders, to provide for the issuance of our preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions on such rights. The preferences, powers, rights and restrictions of different series of our preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of a series of our preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or affect adversely the rights and powers, including voting rights, of the holders of our common stock, and may have the effect of delaying, deferring or preventing a change in control of us.

         As of September 1, 2004, no shares of our preferred stock were outstanding.

Warrants

         As of September 1, 2004, we had outstanding 1,049,575 warrants to purchase shares of our Common Stock. Each of the warrants is exercisable to purchase one share of Common Stock at a price of $1.34 per share. The warrants are exercisable for a period of five years with expiration dates ranging from September 4, 2008 to October 8, 2008 and may be exercised in full or in part. The warrants include certain registration rights and a cashless exercise provision.


         The cashless exercise is effective if any only if, the shares underlying the warrants have not been registered as of the date of exercise. If the shares underlying the warrants have been registered, the holder of the warrant can only purchase the shares underlying the warrant for cash. Since the company is registering the shares underlying the warrants, it anticipates all shares underlying the warrants will be purchased for cash only.

         The shares being included in this Registration Statement were sold privately through First Mutual Financial Corp. ("First Mutual") to various institutions in September and October, 2003. For each share sold the purchaser was also entitled to one-half warrant. Each warrant authorized the holder to purchase one share of the Company's common stock at $1.34 per share. The subscription agreement for the shares also required that the shares sold and the shares underlying the warrants be registered at the expense of the company.

Provisions Having Possible Anti-Takeover Effects

         Our articles of incorporation and the bylaws contain provisions that could have an anti-takeover effect. These provisions may discourage certain types of transactions that may involve an actual or threatened change of control of Eternal Technologies Group, Inc.

         Our board of directors has broad powers to fix by resolution the powers, preferences and rights of any new series of preferred stock. This power could be used to create a class of preferred stock that, because of its rights, could discourage a potential takeover. Additionally, our bylaws give the board of directors power to fill vacancies on the board, other than vacancies created by removal without cause, without shareholder approval. As a result, an incumbent board, not a potential bidder, would have control over board positions in the period between annual meetings of shareholders.


Description of Material Contracts

1. Exchange Agreement by and between Waterford Sterling Corporation and Eternal Technology Group Ltd., all of the issued and outstanding shares of Eternal Technology Group Ltd. was acquired by Waterford Sterling Corporation for 22,050,000 shares of post-reverse split (1.6) common stock;

2. Research contract with Shen Yang Institute of Applied Ecology of the Chinese Academy of Science (Academy) dated January 6, 2001 whereby the Academy is to conduct medical research on the cloning of certain snake venom for treatment of thrombosis. The contract is for a period of four years and requires total payments to the Academy of $1,200,000.

3. Agreement by and between Eternal Technology Group Limited and Shang JiaJi dated July 15, 2000. By this agreement Eternal Technology agreed to acquire all of the issued and outstanding shares of Willsley Company Limited for Shang JiaJi for $47,108,346.

4. Agreement by and between Eternal Technology Group Limited and Slang JiaJi dated May 4, 2003 changing the price for the purchase of the shares of Willsley Company Limited from $47,108,346 to $6,000,000.

5. Dairy Cow Purchase Contract by and between Inner Mongolia Aeirshan Agricultural Technologies Limited Company and Xinjiang Bayinguoleng Husbandry Center dated August 5, 2003 whereby we purchased 2000 Holstein cows for $5,500,000.

6. Consulting Agreement by and between Eternal Technologies Group, Inc. and Market management LLC dated January 1, 2003 for the preparation of due diligence information and consultation with broker, investment bankers and investors to anticipate market needs and trends for the company. The contract is for two years and requires monthly payments to Market Management LLC of $10,000 per month.

7. Public Relations Agreement dated January 23, 2004 by and between the Company and PMR and Associate LLC for investor public relations. The contract runs for six months. The compensation payable to PMR and Associates LLC was 100,000 shares of restricted stock of the Company.

8. Consulting Contract dated June 13, 2003 by and between Eternal Technologies Group, Inc. and Paranna, Inc. The contract was for six months and required payment of 250,000 freely tradable shares of the company's common stock.

9. The Placement Agreement with First Mutual Securities, Inc. provides for the payment of a 10% sale commission or 3% non-accountable expense allowance and warrants for the purchase of common stock at 1.34 per share for a period of five years.

10. Dairy Cattle Buy Back Contract dated April 26, 2004 by and between Inner Mongolia Aersha Agricultural Technologies Co. Ltd and Xinjiang Bayinguoleng Husbandry Center spelling out the terms of the dairy cattle but back program.


Transfer Agent

     The transfer agent for our common stock is OTC Stock Transfer, Inc., of Salt Lake City, Utah.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for us by Vanderkam & Associates, Houston, Texas. Hank Vanderkam, a principal of Vanderkam & Associates owns, directly or indirectly, 707,000 shares of our common stock.

                                     EXPERTS

         Our audited consolidated financial statements included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Thomas Leger & Co., L.L.P., independent public accountants, and are included herein in reliance upon the authority of said firm as experts giving said reports.

            On January 10, 2003, our auditors, Andersen Andersen & Strong, LC advised us that they would be unable to continue to act as our independent accounting firm.

            Andersen Andersen & Strong's audit report on our financial statements as of December 31, 2001, and for the two years ended December 31, 2001, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles although it did contain a going concern qualification.

            During our two most recent fiscal years and any subsequent interim period preceding the resignation of Andersen Andersen & Strong, there were no disagreements with Andersen Andersen & Strong on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s) if not resolved to the satisfaction of Andersen Andersen & Strong, would have caused Andersen Andersen & Strong to make reference to the subject matter of the disagreement(s) in connection with its report.

            During our two most recent fiscal years and any subsequent interim period preceding the resignation of Andersen Andersen & Strong, there have been no reportable events of the type required to be disclosed by Item 304(a)(1)(v) of Regulation S-K.

            On January 10, 2003, we engaged Thomas Leger & Co. L.L.P. as our new independent accountants. Prior to the engagement of Thomas Leger, we did not consult with such firm regarding the application of accounting principles to a specific completed or contemplated transaction, or any matter that was either the subject of a disagreement or a reportable event. Further, we did not consult with Thomas Leger regarding the type of audit opinion that might be rendered on our financial statements and no oral or written report was provided by Thomas Leger.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. We are required to file annual, quarterly and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the SEC.

         We intend to furnish each holder of our common stock annual reports containing audited financial statements and a report thereon by independent certified accountants. We will also furnish to each holder of our common stock such other reports as may be required by law.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.          Indemnification of Directors and Officers.

         As permitted by the Nevada Revised Statutes, our articles of incorporation include, subject to the limitations described below, a provision that would limit or eliminate our directors' liability for monetary damages for breaches of their fiduciary duties. A director's liability cannot be limited or eliminated for:

                  o    breaches of the duty of loyalty;

                  o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

                  o the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions; or

                  o transactions from which the director derived an improper personal benefit.

         In addition, the limitation of liability provisions may not restrict a director's liability for violation of, or otherwise relieve the corporation or its directors from, the necessity of complying with federal or state securities laws or affect the availability of nonmonetary remedies such as injunctive relief or rescission.

         Our articles of incorporation provide that we shall, to the extent legally permissible, indemnify each of our former or present directors or officers against all liabilities and expenses imposed upon or incurred by any of them in connection with, or arising out of, the defense or disposition of any action, suit or other proceeding, civil or criminal, in which he may be threatened or involved, by reason of his having been a director or officer, if it is determined that he acted in good faith and reasonably believed:

                o in the case of conduct in his official capacity on our behalf that his conduct was in our best interests;

                o in all other cases, that his conduct was not opposed to our best interests; and

                o with respect to any proceeding which is a criminal action, that he had no reasonable cause to believe his conduct was unlawful.

         The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself be determinative of whether the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests, and, with respect to any proceeding which is a criminal action, had no reasonable cause to believe that his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Eternal Technologies Group pursuant to the foregoing provisions, or otherwise, we are aware that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable

Item 25. Other Expenses of Issuance and Distribution.

         The following is a list of the estimated expenses to be incurred, all of which will be paid by the Registrant, in connection with the preparation and filing of this Registration Statement.

SEC Registration Fee                                      $  253.60
Printing and Engraving                                     1,000.00
Accountants' Fees and Expenses                            10,000.00
Legal Fees and Expenses                                   40,000.00
Other Offering Expenses                                      746.40
                                                        -----------

    TOTAL                                               $ 52,000.00
                                                        ===========




Item 26. Recent Sales of Unregistered Securities.

         The Registrant has sold the following securities within the past three years that were not registered under the Securities Act of 1933:

         In January 2001, we issued 7,000,000 shares of common stock to Thomas Tedrow as consideration for the acquisition of Waterford Florida, Inc.


         In December 2002, we issued an aggregate of 22,050,000 shares of common stock to the 38 shareholders of Eternal Technologies Group, Ltd. as consideration for the acquisition of Eternal Technologies Group, Ltd.

         Between March 2003 and August 2003, we issued 979,505 shares of common stock to various non-U.S. investors for $277,304.84.

         In September and October 2003, we issued 1,749,288 shares of common stock and 874,644 warrants to seven accredited investors for $1,316,643.75.

            On January 3, 2004, we issued 108,984 shares of common stock to Mr. Thomas Tedrow in exchange for $60,491 of his promissory notes, and we issued 100,000 Shares of common stock to PMR and Associates on February 10, 2004 for financial Public relations services.

         The issuances of shares between March 2003 and August 2003 were made exclusively to foreign persons with no U.S. selling efforts pursuant to the provisions of Regulation S.

         The issuance of all other shares of our common stock described above was pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended and related state private offering exemptions. All of the investors were Accredited Investors as defined in the Securities Act who took their shares for investment purposes without a view to distribution and had access to information concerning the Company and its business prospects, as required by the Securities Act.

         In addition, there was no general solicitation or advertising for the purchase of our shares. All certificates for our shares issued pursuant to
Section 4(2) contain a restrictive legend. Finally, our stock transfer agent has been instructed not to transfer any of such shares, unless such shares are registered for resale or there is an exemption with respect to their transfer.

         Commissions in the amount of $198,981 were paid, and warrants to purchase 174,931 shares of our common stock were issued, to First Montauk Securities Corp. in connection with the issuances described above.

Item 27.  Exhibits.

        Number                   Description of Exhibit

         2.1* Exchange Agreement by and between Waterford Sterling Corporation and Eternal Technology Group Ltd. dated December 12, 2002 (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated December 12, 2002, filed with the SEC on December 18, 2002).

         3.1*      Articles of Incorporation.

         3.2* Articles of Amendment, dated December 31, 2002, to the Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated December 12, 2002, filed with the SEC on December 18,
                    2002).

         3.3*      Bylaws of Eternal Technologies Group, Inc. adopted
                    December 12, 2002.

         5.1*      Form of Opinion and Consent of Vanderkam & Associates,
                    regarding legality of shares issued.

         10.1*     Research Contract with Shen Yang Institute of Applied
                    Ecology of the Chinese Academy of Science. (incorporated by reference to Exhibit 10.1 to the Company's Annual
                    Report on Form 10-KSB for the year ended December 31, 2002)

         10.2*     Research Contract with Tower International Trade Corp.
                    (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002)

         10.3* Purchase Agreement with Shang JaiJi dated July 15, 2000 for the purchase of the Shares of Willsley Company Limited (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-KSB for the year ended December 31,
                    2002)

         10.4* Amendment to the Purchase Agreement with Shang Jai Ji dated July 15, 2000 for the Purchase of the Shares of Willsley Company Limited

         10.5*     Dairy Cow Purchase Contract dated August 5, 2003 by and
                    between Inner Mongolia Aeirshan Agricultural Technologies Limited and Xinjiang Bajinquoleng Husbandry Center

         10.6*     Consulting Agreement dated January 1, 2003 by and between
                      the Company and Market Management LLC
         10.7*     Public Relations Agreement dated January 23, 2004 by and
                    between the Company and PMR and Associates LLC

         10.8*     Contract dated June 13, 2003 by and between Eternal
                    Technologies Group, Inc. and Paranna, Inc

         10.9* Form of Subscription Agreement relating to 2003 Placement of Common Stock.

         10.10*  Form of Placement Agreement with First Montauk Securities Corp.

         10.11*  Form of Warrant Agreement.

         10.12** Dairy Cattle Buy-Back Contract

         23.1**  Consent of Thomas Leger & Co., LLP

         23.2**  Consent of Vanderkam & Associates (included in Exhibit 5.1)
-----------------

*        Previously filed
**       Filed herewith

Item 28.  Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                      (i) Include any prospectus required by Section 10(a)(3) of the Act;

                      (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                      (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tianjin, China, on the ____ of September, 2004.

                                    ETERNAL TECHNOLOGIES GROUP, INC.


                                    By: /s/ JIJUN WU
                                        -------------------------
                                         JIJUN WU, Chairman

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Signatures                 Title                              Date


/s/ Jijun Wu         Chairman of the Board                  September 10, 2004
--------------------
Jijun Wu


/s/ Jiansheng Wei    President,Chief Executive Officer      September 10, 2004
-------------------- and Director
Jiansheng Wei

/s/ XingJian Ma      Chief Financial Officer (Principal     September 10, 2004
--------------------
XingJian Ma          Financial and Accounting Officer)


/s/ Shien Zhu        Director                               September 10, 2004
--------------------
Shien Zhu

/s/ James Q. Wang    Director                               September 10, 2004
--------------------
James Q. Wang

/s/ Ganchang Li      Director                               September 10, 2004
Ganchang Li


/s/ Shicheng Fu   Director                           September 10, 2004
Shicheng Fu

                        ETERNAL TECHNOLOGIES GROUP, INC.

                          INDEX TO FINANCIAL STATEMENTS




Independent Auditors Report..............................................  F- 2
Consolidated Balance Sheets as of December 31, 2003 and 2002.............  F- 3
Consolidated Statements of Income For the Years ended December 31,
2003 and 2002............................................................  F- 4
Consolidated Statements of Changes in Shareholders' Equity For the
Years ended December 31, 2003 and 2002...................................  F- 5
Consolidated Statements of Cash Flows For the Years Ended December 31,
2003 and 2002............................................................  F- 6
Notes to Consolidated Financial Statements...............................  F- 7
Consolidated Balance Sheets as of
June 30, 2004 (unaudited) and December 31, 2003 (audited)...............   F- 15
Consolidated Statements of Income (loss)
for Three and Six Months Ended June 30, 2004 and 2003 (unaudited)......    F- 16
Consolidated Statements of Cash Flows for the
Six Months Ended June 30, 2004 and 2003 (unaudited)..................   .  F- 17
Notes to Consolidated Financial Statements (unaudited).............. ....  F- 18

                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholders of Eternal Technologies Group, Inc.

We have audited the accompanying consolidated balance sheets of Eternal Technologies Group, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Eternal Technologies Group, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 7. to the consolidated financial statements, the consolidated financial statements as of December 31, 2002 have been restated to reverse the previously recorded estimated future construction costs under contract and the related offsetting liability of estimated payable for construction under contract not invoiced.


/s/ Thomas Leger & Co., L.L.P.
Thomas Leger & Co., L.L.P.
Houston, Texas
March 15, 2004

                ETERNAL TECHNOLOGIES GROUP INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2003 AND 2002
                             (UNITED STATES DOLLARS)

                                     ASSETS



                                                                 2003                 2002
                                                                                    (Restated)
                                                             -------------        -------------


CURRENT ASSETS
  Cash and cash equivalents                                  $ 16,302,464        $  7,135,559
  Accounts receivable                                                   -           4,483,855
  Inventories                                                   1,214,182             232,401
  Other receivable                                              3,399,995                   -
  Receivable due from related company                             617,825             617,825
  Prepayments and deposits                                        145,190             146,715
  Property held for sale                                        2,192,071                   -
                                                            --------------      --------------

TOTAL CURRENT ASSETS                                           23,871,727          12,616,355


FIXED ASSETS (net of accumulated depreciation)                  6,416,341           4,226,603
CONSTRUCTION IN PROGRESS                                                -           4,658,697
LAND USE RIGHTS
   (net of accumulated amortization of $806,961
   in 2003 and $558,620 in 2002)                                5,193,039           5,441,381
                                                            --------------      --------------

TOTAL ASSETS                                                $  35,481,107        $ 26,943,036
                                                            ==============      ==============
        LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable for construction                        $           -        $    348,193
   Notes payable                                                  503,857             782,733
   Accounts payable and accrued expenses                        1,133,462             711,572
   Payable to related companies                                   205,957             156,265
   Amounts due to related parties                                 417,617             390,806
                                                            --------------      --------------

TOTAL CURRENT LIABILITIES                                       2,260,893           2,389,569
                                                            --------------      --------------


SHAREHOLDERS' EQUITY
   Preferred shares - 5,000,000 authorized $.001 par -
      none issued                                                     -                   -
   Common shares - 95,000,000 authorized at $.001
   par - 29,177,396 and 25,531,316 shares issued
   and outstanding at December 31, 2003 and 2002
   respectively                                                    29,177              25,531
   Paid - in capital                                            8,088,159           5,825,735
   Stock subscription receivable                                  (10,176)                  -
   Retained earnings                                           25,113,054          18,702,201
                                                            --------------      --------------
TOTAL SHAREHOLDERS' EQUITY                                     33,220,214          24,553,467
                                                            --------------      --------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $ 35,481,107        $ 26,943,036
                                                            ==============      ==============



                 The accompanying notes are an integral part of
                          these financial statements.

                ETERNAL TECHNOLOGIES GROUP INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                             (UNITED STATES DOLLARS)


                                                 2003             2002
                                             ------------     -------------

SALES                                        $ 15,495,966     $ 12,040,964

RELATED PARTY SALES                                     -          600,000
                                             -------------    --------------
TOTAL SALES                                    15,495,966       12,640,964

COST OF SALES                                   6,550,582        2,752,811
                                             -------------    --------------

GROSS PROFIT                                    8,945,384        9,888,153


DEPRECIATION AND AMORTIZATION                     874,417          862,052

GENERAL,SELLING, AND ADMINISTRATIVE EXPENSES    1,391,945        1,204,081

RESEARCH AND DEVELOPMENT COST
  (including $400,000 to a related party)               -        1,000,000

OTHER INCOME (EXPENSE)
  Interest income                                  83,272            1,432
  Interest expense                               ( 51,441)       (  10,968)
  Impairment loss                                (300,000)               -
                                             -------------    --------------

NET INCOME BEFORE INCOME TAXES                  6,410,853         6,812,484

INCOME TAXES                                            -                -

                                             -------------   ---------------

NET INCOME                                    $ 6,410,853       $ 6,812,484
                                             =============   ===============

EARNINGS PER SHARE
  Basic and diluted
  Net income                                       $ 0.24            $ 0.27
                                             =============   ===============

Weighted average number of common
  shares outstanding
   Basic and diluted                            26,968,121        25,289,600
                                              =============   ===============




  The accompanying notes are an integral part of these financial statements.

                ETERNAL TECHNOLOGIES GROUP INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                             (UNITED STATES DOLLARS)


                           Capital Shares                 Common Stock
                     ------------------------        --------------------                Stock
                                                                          Paid - in      Subscription      Retained
                      Share         Amount      Shares       Amount       Capital        Receivable        Earnings      Total
                     ----------   ----------   ---------   -----------   -----------   --------------    ----------    -------



Balance, December
31, 2001                1,000      $     1             -     $      -    $ 6,645,070      $       -     $ 11,889,717  $18,534,788

Issuance of Capital
Shares                  9,000            9             -            -         73,598              -                -       73,607

Capitalization
for merger December
12, 2002              (10,000)         (10)    25,531,316       25,531      (892,933)             -                -     (867,412)

Net income year
ended December
31, 2002                   -             -             -            -              -              -        6,812,484    6,812,484
                     ---------  ------------  -----------  ------------  ------------       ----------  --------------  ----------
Balance December
31, 2002                   -             -     25,531,316       25,531     5,825,735              -       18,702,201   24,553,467

Notes payable
converted to stock         -             -        507,229          507       278,469              -               -       278,976

Accrued liabilities
   converted to stock      -             -        172,000          172       349,629              -               -       349,801

Stock issued for cash
   and commissions         -             -      2,934,581        2,935     1,624,182              -               -     1,627,117

Stock subscribed for       -             -         32,270           32        10,144        (10,176)              -             -

Net Income                 -             -             -            -              -                      6,410,853     6,410,853
                     ---------   -----------   ----------   -----------  ------------     -----------   -------------  ------------

Balance December
31, 2003                   -      $      -     29,117,396    $  29,177   $ 8,088,159     $  (10,176)    $25,113,054    $33,220,214
                     =========   ===========  ===========   ===========  ============     ===========   =============  ============






              The accompanying notes are an integral part of these
                             financial statements.

                ETERNAL TECHNOLOGIES GROUP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                             (UNITED STATES DOLLARS)


                                                         2003             2002
                                                                       (Restated)
                                                    -------------   ---------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                            $ 6,410,853       $ 6,812,484
Adjustments to reconcile net income to
   net cash provided by operating activities:
     Depreciation and amortization                        874,417           862,052
     Impairment loss                                      300,000                 -
(Increase) decrease in assets:
     Accounts receivable                                4,483,855        (1,771,349)
     Inventories                                         (981,781)           53,175
     Receivable due from related company                        -          (518,212)
     Other receivable                                  (3,399,995)                -
     Receivable due from related parties                        -           456,052
     Prepayments and deposits                               1,525            18,126
Increase (decrease) in liabilities:
     Accounts payable for construction work              (348,193)       (2,209,423)
     Accounts payable and accrued expenses                771,693           338,910
     Amounts advanced by related parties                   26,809        (1,280,552)
     Account payable to related company                    49,692        (1,559,398)
                                                     -------------   ---------------

     Net cash provided by operating activities          8,188,875         1,201,865
                                                     -------------   ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of fixed assets                                   -          (854,320)
     Construction in progress                            (649,087)       (1,039,045)
                                                     -------------   ---------------

   Net cash used in investing activities                 (649,087)       (1,893,365)
                                                     -------------   ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of common stock             1,627,117                 -
     Proceeds from issuance of capital shares                   -            73,607
                                                     -------------   --------------
     Net cash provided by financing activities          1,627,117            73,607
                                                     -------------   --------------

NET INCREASE IN CASH AND
     CASH EQUIVALENTS                                   9,166,905          (617,893)

     Cash and cash equivalents, beginning of period     7,135,559          7,753,452
                                                     -------------   ---------------

     Cash and cash equivalents, at end of period      $16,302,464        $ 7,135,559
                                                     =============   ===============

SUPPLEMENTARY CASH FLOWS DISCLOSURES

1. Interest paid                                                -                 -
   Taxes paid                                                   -                 -






              The accompanying notes are an integral part of these
                             financial statements.

                ETERNAL TECHNOLOGIES GROUP INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
 -----------------------------------------------------------------------------

NOTES

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Pursuant to an exchange agreement, Eternal Technologies Group, Inc., ("Company") formerly known as Waterford Sterling Corporation, completed its acquisition of 100% interest of Eternal Technology Group LTD. and Subsidiaries on December 12, 2002. The Company has treated the transaction as a reverse merger for accounting purposes. To facilitate the reverse merger, the Company's common shares were reverse split on a one for six basis, and 95,000,000 post reverse split common shares, $.001 par value were authorized. Following the acquisition, the former shareholders of Eternal Technology Group LTD., a British Virgin Islands limited liability company, now own approximately 85% of the issued and outstanding common shares of Eternal Technologies Group Inc.

Eternal Phoenix Company Limited was incorporated in the British Virgin Islands with limited liability on March 3, 2000. Pursuant to a resolution passed on June 17, 2000 Eternal Phoenix Company Limited changed its name to ETERNAL TECHNOLOGY GROUP LTD., ("Eternal"). Eternal is a holding company for investments in operating companies.

Eternal acquired a 100% equity interest in Willsley Company Limited ("Willsley")on July 15, 2000. Willsley was incorporated in the British Virgin Island with limited liability on May 16, 2000.

Willsley's principal activity is investments and owns 100% interest in Inner Mongolia Aershan Agriculture & Husbandry Technology Co., Ltd ("Aershan").

Aershan was incorporated in the People's Republic of China ("the PRC") with limited liability on July 11, 2000 and its principal activities are to run a breeding center, transplant embryos, and to propagate quality sheep meat and other livestock breeds in Inner Mongolia.


2. BASIS OF PRESENTATION

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America. This basis of accounting differs from that used in the statutory financial statements of the subsidiaries which are prepared in accordance with the accounting principles generally accepted in the PRC. There were no material adjustments to reconcile the subsidiary statutory financials statements to U.S. GAAP. The reconciliation of the subsidiary statutory financial statements to the accounting principles generally accepted in the United States of America was audited by our independent accountants.

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

Basis of consolidation
The consolidated financial statements of the Company include the Company and its wholly owned subsidiaries. All material Intercompany balances and transactions have been eliminated.

Economic and political risks
The Company faces a number of risks and challenges since its main operations are in the PRC.

Cash and cash equivalents
The Company considers cash and cash equivalents to include cash on hand and demand deposits with banks with an original maturity of three months or less.

At December 31, 2003 the Company maintains bank accounts in the PRC of approximately $16,082,000, of which approximately $15,284,000 is to be exclusively used for operations in the PRC.

Accounts receivable, other receivable, and related party receivable No allowance for doubtful accounts has been established, as management believes all amounts are collectible.

Inventory
Livestock inventories that are purchased for embryo transplanting, resale, or meat processing are recorded at historical cost. Estimated costs of raised livestock prior to use for embryo transplanting, sale,or meat processing are accumulated and capitalized as inventory at the balance sheet date. Embryo inventories are recorded at historical cost. Inventories are measured at lower of cost and net realizable value using the first-in first-out ("FIFO") or weighted average cost formulas. The Company reviews its inventory quarterly to identify slow moving, obsolete or otherwise impaired inventory. The identification process includes historical performance of the inventory, current operational plans for the inventory, as well as industry and customer specific trends. If actual results differ from management expectations with respect to the selling of inventories at amounts equal to or greater than their carrying amounts, an adjustment to inventories would be made.

Fixed assets and depreciation
Fixed assets are stated at cost less accumulated depreciation. Depreciation of fixed assets is calculated on the straight-line basis to write off the cost less estimated residual value of each asset over its estimated useful life. The principal annual rates used for this purpose are as follows:

                               Buildings                            4%
                               Furniture and fixtures              20%
                               Office equipment                    20%
                               Motor vehicles                      20%

In accordance with the Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Land lease rights and amortization
Land lease rights in Mainland China were stated at the amount of the prepayment less accumulated amortization. Amortization of land lease rights was calculated on the straight-line basis over the term of the lease of approximately 25 years. The land lease rights with respect to the Company's farm were originally purchased from the Chinese government for $6,000,000 and such rights extend through 2025. The farm is located in Wulagai Development Area in Inner Mongolia.



Intangible assets
The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," at the beginning of 2002. There are no material identifiable intangible assets recorded as of December 31, 2003 and 2002.

Income taxes
Income taxes are determined under the liability method as required by Statement of Financial Accounting Standard No.109, "Accounting for Income Taxes". The Company's current operations are currently exempt from taxation.

Foreign currency translation
The Company's reporting currency is the US$. The Company maintains no material accounts in currency of the United States of America. One of the subsidiaries maintains their books and accounts in the People's Republic of China currency, which is called Renminbi ("RMB"). Translation of the financial statements of amounts from RMB into US$ has been made at the single rate of exchange on December 31, 2003 and 2002 of US 1.00: RMB 8.30. No representation is made the RMB amounts could have been, or could be, converted into US$ at that rate on December 31, 2003 or 2002 or at any other date.

On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People's Bank of China (the "Unified Exchange Rate").

The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with invoices, shipping documents and signed contracts.

Revenue recognition
Revenue from the sale of livestock, embryos, and raw materials is recognized when persuasive evidence of an arrangement exists; the price to the buyer is fixed or determinable; the merchandise is delivered to the customer and title passes; and collectibility is reasonably assured.

Research and development
Research and development costs are charged to operations as incurred.

Stock-based compensation
Stock compensation expense for stock granted to non-employees has been determined in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and the Emerging Task Force consensus in Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in conjunction with Selling Goods or Services ("EITF 96-18"), as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.

Employees' benefits
Mandatory contributions are made to the Government's health, retirement benefit and unemployment schemes at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

Use of estimates
The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Earnings per share
The Company adopted SFAS No. 128, "Earnings Per Share" effective December 31,1997. Under SFAS 128, basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Per share amounts and shares have been adjusted for the 6 to 1 reverse stock split on December 12, 2002.

Recent accounting pronouncements
In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations." The provisions of SFAS No. 143 will be effective for financial statements for fiscal years beginning after June 15, 2002. The statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The statement is effective for the Company in fiscal 2003. The Company does not expect the adoption of SFAS 143 to have a material impact on the Company's future result of operations or financial position.

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure". SFAS 148 amends SFAS 123 "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of SFAS 148 did not have a material effect on our financial position, results of operations, or cash flows.

In January 2003,(as revised in December 2003) the Financial Accounting Standards Board ("FASB") issued Interpretation No.46 ("FIN 46") "Consolidation of Variable Interest Entities." Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interest. FIN 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns. Certain provisions of FIN 46 were deferred until the period ending after March 15, 2004. The adoption of FIN 46 for provisions effective during 2003 did not have a material impact on the Company's financial position, cash flows or results of operations.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"), which amends SFAS 133 for certain decisions made by the FASB Derivatives Implementation Group, In Particular, SFAS 149: (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and (4) amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, most provisions of SFAS 149 are to be applied prospectively. The adoption of SFAS 149 did not have a material impact on the Company's financial position, cash flows or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). SFAS 150 changes the accounting for certain financial instruments that under previous guidance issuers could account for as equity. It requires that those instruments be classified as liabilities in balance sheets. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective on July 1, 2003. The adoption of SFAS 150 did not have a material impact on the Company's financial position, cash flows or results of operations.

Reclassification
Certain reclassifications have been made to the December 31, 2002 financial statements in order to conform to the classification in the current year.

4. INVENTORY
   Inventory consists of the following at December 31:

                                                 2003           2002
                                                ------         ------
               Sheep and cows            $      76,193     $  192,241
               Sheep and cow embryos         1,137,989         40,160
                                             ---------      ----------
               Total inventory           $   1,214,182     $  232,401
                                            ==========      ==========

5. DAIRY COW PURCHASE AGREEMENT AND OTHER RECEIVABLE

During August 2003, the Company entered into a contract with Xinjiang Bayinguoleng Husbandry Center (Xinjiang) for the purchase of 2000 dairy cows at a cost of $2,750 each or a total cost of $5,500,000. The dairy cows were purchased under an agreement to sell them back to Xinjiang during 2004. The cows were used during the fourth quarter of 2003 for the production of dairy cow embryos. Both parties have agreed to a buy back amount of at least approximately $1,700 per cow and at December 31, 2003, the Company has recorded approximately $3,400,000 as "Other receivable" which represents the total estimated buy back amount of the cows during 2004. The total cost allocated to the embryos was approximately $2,100,000, which is the difference between the total cost of the cows of $5,500,000 and the total buy back amount of approximately $3,400,000.

6. PROPERTY HELD FOR SALE AND IMPAIRMENT

During the fourth quarter, the Company began formal negotiations with a local government entity for the sale of the Company's reception center and certain equipment. The Company had included the reception center and equipment as "CONSTRUCTION IN PROGRESS" as construction of the building and installation of the equipment has not been completed. On February 29, 2004, the Company and a local government entity signed a letter of intent to sell the reception center to the local government entity no later than April 30, 2004. A final purchase price has not been reached, however management estimates a 10-15% loss based on the book value of the property. The Company recorded an impairment loss of approximately or $300,000 and reclassified the remaining "CONSTRUCTION IN PROGRESS" of $2,192,071 to "Property held for sale" for the year ended December 31, 2003, based on the book value of the reception center and equipment of approximately $2,492,000.

7. FIXED ASSETS AND RESTATEMENT
                                      Fixed assets are comprised of the
following at December 31:

                                          2003                    2002
                                         ------                  ------
           Infrastructure           $   226,506            $   226,506
           Buildings                  6,244,561              3,428,537
           Equipment                  1,262,598              1,265,961
           Other                        626,506                626,506
                                      ----------             ----------
                                      8,360,171              5,547,510
           Accumulated Depreciation  (1,943,830)            (1,320,907)
                                     -----------            -----------
                                    $ 6,416,341            $ 4,226,603
                                     ===========            ===========

At December 31, 2002 the Company had recorded $1,000,000 as estimated future construction cost under contract with an offsetting liability of estimated payable for construction under contract not invoiced. During 2003 the Company reversed these amounts as all construction contracts were completed or incomplete projects are held for sale. These amounts at December 31, 2002 have also been restated to properly reflect construction in progress and the related liability and to conform with the current year presentation.

8. NOTES PAYABLE

Notes payable consisted of the following at December 31, 2003 and 2002:

                                                  2003               2002
                                                 ------             ------
Promissory note to Market Management LLC,
due December 11, 2005, interest
payments are due semi-annually commencing
180 days after the date of the note
(December 11, 2002)
at 8% per annum.                              $ 462,433           $ 616,753

Promissory note to Thomas I. Tedrow due
December 11, 2005, interest payments are
due semi- Annually commencing 180 days
after the date of the note (December 11,
2002) at 8% per annum.                           41,424             165,980
                                             ------------       ------------
                                               $503,857           $ 782,733
                                             ============       ============

Each of the notes listed above are repayable from the first dollars received from any proceeds of any offering subsequent to the acquisition of Eternal Technologies Group Ltd. or at the option of the Lender, convertible into post reverse split common shares at a rate equal to the mean of the high and low share price as of the first date that the shares begin trading subsequent to the acquisition.

The Company is performing additional detailed review of all expenditures prior to the merger. The balances of the notes are subject to change pending the outcome of the review of these expenditures.

9. COMMON STOCK AND WARRANTS

During 2003, pursuant to subscription agreements with various investors, the Company received a total of $1,627,117, net of associated offering costs for the issuance of 2,934,581 shares of common stock. In conjunction with certain subscription agreements, the Company and certain investors executed stock purchase warrant agreements, which provided 1,049,575 warrants with exercise prices ranging from $1.34 to $1.54 per share. The warrants are exercisable for a period of five years with expiration dates ranging from September 4, 2008 to October 8, 2008 and may be exercised in full or in part. The warrants include certain registration rights and a cashless exercise provision.

10. INCOME TAXES

The companies operate in several jurisdictions and may be subject to taxation in those jurisdictions.

It is management's intention to reinvest all the income attributable to the Company earned by its operations outside of the United States of America. Accordingly, no United States corporate taxes have been provided in these financial statements.

Under current law of the British Virgin Islands, any dividends and capital gains arising from the Company's investments are not subject to income tax in the British Virgin Islands.

Companies with operations in the Peoples Republic of China may be subject to taxes for income therein. The Income Tax Law of the Peoples Republic of China for Enterprises with Foreign Investment and Foreign Enterprises provide certain exemptions from taxation. Under current PRC law, Aershan the operating company is exempt from taxation. Accordingly, no PRC corporate taxes have been provided in these financial statements.

11. CONSULTING AGREEMENT

During June 2003, the Company entered into a six month public relations agreement (the "Agreement") with Piranha, Inc. (the "Consultant"). The services of the Consultant included assisting the Company in providing information concerning the company's business to the investing public by the use of internet and many other media tools to bring the Company exposure. As consideration for these services, the Company agreed to issue 250,000 freely tradable and unrestricted shares of the Company's common stock. A shareholder of the Company transferred 250,000 shares to the Consultant during 2003 and the Company will reimburse the shareholder for these shares during 2004. In accordance with SFAS 123 and EITF 96-18, the Company has accounted for the Agreement based on the fair market value of the Company's stock at the commencement date of the Agreement. For the year ended December 31, 2003, the Company recorded an expense with an offsetting liability to the shareholder of $250,000.

12. CONCENTRATION OF CREDIT RISKS

Financial instruments which potentially subject the Group to a concentration of credit risk principally consist of cash deposits, trade receivables, other receivables and the amounts due from related companies. The Company performs ongoing evaluations of its cash position and credit evaluations at the subsidiary level to ensure collections and minimize losses.

(i) Cash deposits. The Group places its cash deposits with banks in the PRC.

(ii) Other receivables and amounts due from related companies. The Company does not have a policy of requiring collateral.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

              The fair values of financial instruments are set out as follows

(i) Cash deposits. The cash deposits are stated at cost, which approximates market value.

(ii) Trade receivables, other receivables and amounts due from related companies. Trade receivables, other receivables and the amounts due from related companies are stated at their book value less provision for doubtful debts, which approximates the fair value.

(iii) Accounts payable, accrued expenses, and amounts due to related companies and directors are stated at their book value which approximates their fair value.

14.               CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC economy.

The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

15. ADDITIONAL RELATED PARTY BALANCES AND TRANSACTIONS

The Company's amounts due from/(to) directors, related parties, and related company are unsecured, interest-free and are repayable on demand. China Continental, Inc. ("CCI") is a related company. One of the Company's officers, directors and major shareholder (Shang Jia Ji) owns more than 10% of CCI and Towering International Trade (US) Corp.

Eternal sold 3,000 goat embryos and services to a subsidiary of CCI for approximately US$600,000 during 2002.

Eternal acquired 100% interest in Willsley Company limited, which had a 100% interst in Aershan in a transaction valued at $6,000,000 from Shang Jia Ji. The $6,000,000 represents Shang Jia Ji's cost.

Eternal entered into various construction contracts with companies controlled by Shang Jia Ji. The contracts totaled approximately $985,530. This amount was paid in full by December 31, 2002.

The Company entered into a contract with Towering International Trade (US) Corp during 2001 for a research and development project totaling $1,400,000. No payments were made in 2001. During 2002, $400,000 was paid on this contract.

The Company has a receivable from CCI of approximately $618,000 at December 31, 2003 and 2002. The balance represents payments made by the Company on behalf of CCI in previous year for various operating expenses.

The Company has a payable to a former employee of approximately $160,000 at December 31, 2003 and 2002. The balance represents advances made to the Company for various expenses in previous years.

The Company has a payable to Ji Jun Wu, Chairman of the Board and President, of approximately $106,000 at December 31, 2003 and 2002. The balance represents advances made to the Company for various expenses in previous years.

The Company has a net payable to Shang Jia Ji of approximately $120,000 and $117,000 at December 31, 2003 and 2002, respectively. In addition the Company has payables of approximately $210,000 and $156,000, respectively at December 31, 2003 and 2002 to other entities controlled by Shang Jia Ji. These balances represent advances made to the Company for various operating expenses.

During 2002 the Company entered into an investor relations agreement with Stoneside Development Limited ("Stoneside"). Stoneside is controlled by Thomas
L. Tedrow a former principal shareholder and former officer of the Company. The agreement was for $10,000 per month for twenty-four months commencing June 2002. Thomas L. Tedrow also received a $90,000 fee from the Company. During January 2003, the investor relations agreement with Stoneside Limited was terminated and the Company entered into a consulting agreement with Market Management, LLC pursuant to which consulting services were to be provided over a 24 month period. Payments for those services total $10,000 per month. Market Management, LLC is also controlled by Thomas L. Tedrow. The total amount expensed in 2003 related to the contract with Market Management, LLC is $120,000.

16. MAJOR CUSTOMERS AND SUPPLIERS

The Company purchases and sells livestock whose purchases and sales exceed 10% of total purchases and sales.

         Purchases:                                  2003           2002
                                                    ------         ------
                           Company A                  53%              -
                           Company B                  21%             40%
                           Company C                  17%              -
                           Company D                    -             40%
         Sales:
                           Company E                  25%             49%
                           Company F                  31%              -%
                           Company G                  31%             44%
                           Company H                  13%              -

17. WATERFORD STERLING CORPORATION FINANCIAL STATEMENTS

Presented below is the condensed Balance Sheet as of December 12, 2002 and the condensed Statement of Loss of Waterford Sterling Corporation for the period January 1, 2002 through December 12, 2002 at the merger date discussed in Note 1.

                         WATERFORD STERLING CORPORATION
                             CONDENSED BALANCE SHEET
                                DECEMBER 12, 2002


Office equipment, net                                         $    14,286
Business acquisition cost                                              -
                                                                ----------
   Total assets                                               $    14,286
                                                                ==========

Accrued expenses                                              $    98,965
Notes payable                                                     782,733
Stockholders deficit                                             (867,412)
                                                                ----------
   Total liabilities and stockholders deficit                 $    14,286
                                                                ==========


                         WATERFORD STERLING CORPORATION
                           CONDENSED STATEMENT OF LOSS
            FOR THE PERIOD JANUARY 1, 2002 THROUGH DECEMBER 12, 2002

Revenue
   Interest income                                            $    2,521
                                                                ----------
Expenses
   Business acquisition cost                                     104,783
   General and administrative                                    240,769
   Interest expense                                               49,294
   Depreciation                                                    6,721
                                                                -----------
Total expenses                                                   401,567
                                                                -----------
NET LOSS                                                      $ (399,046)
                                                                ===========

18. CONTINGENCIES AND COMMITMENTS

Research and Development Contracts
On January 6, 2001, the Company entered into a research and development contract with Towering International Trade Corp., (Towering) which is controlled by Shang Jia Ji, a former company officer and former director and major shareholder. According to the contract entered into with Towering, there are two stages. Stage I of the contract with Towering began and was completed during 2002, and the Company expensed $400,000 in connection with the research and development work performed. The contract with Towering calls for the remainder of the research and development services to be performed during 2002, however there were delays in research work and no further research and development work was performed during 2002 and 2003. On February 27, 2001, the Company entered into a four year research and development contract with Shen Yang Institute of Applied Ecology of Chinese Academy of Science (Shen Yang). According to the contract entered into with Shen Yang, there are two stages. Stage I of the contract with Shen Yang began during 2002 but was not complete. The Company expensed $600,000 in connection with the contract with Shen Yang during 2002 and no further work was performed during 2003. The commitments related to the research and development projects totaled $1,600,000 at December 31, 2003.

Other Contingencies
The Company is subject to other contingencies not mentioned elsewhere, including various claims for compensation and reimbursement submitted by third parties. The Company's Board of Directors have received these claims and the Company does not believe it has any obligations to compensate or reimburse for any of these claims. There have been no lawsuits against the Company related to these claims. The ultimate outcome of this matter cannot be predicted with certainty, however the Company believes based on advice from legal counsel, these matters will not have a material adverse effect on the Company's consolidated financial statements.

19. NON-CASH INVESTING AND FINANCING ACTIVITIES

For the year ended December 31, 2003, there were issuances of common stock for the payment of notes payable and accrued liabilities of $278,976 and $175,031, respectively. For the year ended December 31, 2003 there were accrued liabilities of $174,770 converted to paid-in capital.

For the year ended December 31, 2002, there was stock issued pursuant to an exchange agreement and there were accrued expenses and notes payable of $98,967 and $782,733, respectively which represent the non-cash portion of the transaction.


20. SEGMENT REPORTING

The Company has identified two reportable segments: Agricultural Genetics/ Animal Husbandry and Pharmaceutical Operations. The Agricultural Genetics/ Animal Husbandry segment activities include a breeding center, embryo transplantation, and propagating quality sheep meat and other livestock breeds in Inner Mongolia, PRC. Pharmaceutical operations include research and development in the PRC and there have been no revenues.



                         Agricultural Genetics/     Animal Husbandry   Pharmaceutical     Total


Year ended December 31, 2003

Revenue                           $ 15,495,966         $    -           $ 15,495,966
Operating income (loss)              6,684,540         (5,518)             6,679,022
Research and development                     -          5,518                  5,518
Depreciation expense                   874,417              -                874,417
Identifiable assets                 35,481,107              -             35,481,107
Capital expenditures                   649,087              -                649,087

Year ended December 31, 2002

Revenue                           $ 12,640,964      $       -           $ 12,640,964
Operating income (loss)              7,822,020     (1,000,000)             6,822,020
Research development                         -      1,000,000              1,000,000
Depreciation expense                   862,052              -                862,052
Identifiable assets                 26,943,036              -             26,943,036
Capital expenditures                 1,893,365              -              1,893,365


21. SUBSEQUENT EVENTS

During January 2004, the Company entered into a six-month public relations agreement with PMR and Associates, LLC (PMR). As consideration for public relations services the Company shall compensate PMR the equivalent of $90,000 in shares subject to Rule 144. During February 2004, the Company issued 100,000 shares to PMR as compensation for these services.

                ETERNAL TECHNOLOGIES GROUP INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                  JUNE 30, 2004
                             (UNITED STATES DOLLARS)

                                     ASSETS
                                                                             June 30                        December 31
                                                                              2004                              2003
                                                                     ------------------------         -------------------------


(Unaudited) (Audited)
CURRENT ASSETS
  Cash and Cash equivalents                                           $     19,067,185                 $      16,302,464
  Inventories                                                                  696,937                         1,214,182
  Other receivable                                                           3,279,513                         3,399,995
  Receivable due from related company                                          617,824                           617,825
  Receivable - Property sold                                                 1,897,590                                 -
  Prepayments and deposits                                                     143,976                           145,190
  Property held for sale                                                             -                         2,192,071
                                                                     ------------------------         -------------------------

TOTAL CURRENT ASSETS                                                        25,703,025                        23,871,727


FIXED ASSETS
  (net of accumulated depreciation of $2,199,987 in 2004
   and $1,943,831 in 2003)                                                   6,160,183                         6,416,341
LAND USE RIGHTS
   (net of accumulated amortization of $931,160 in 2004
    and $806,961 in 2003)                                                    5,068,840                         5,193,039
                                                                     ------------------------         -------------------------

TOTAL ASSETS                                                               $ 36,932,048                $      35,481,107
                                                                     ========================         =========================


                                             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Notes payable                                                      $        443,366                 $         503,857
   Accounts payable and accrued expenses                                     1,504,624                         1,133,462
   Payable to related company                                                  103,373                           205,957
   Amounts due to related parties                                              409,962                           417,617
                                                                     ------------------------         -------------------------

TOTAL CURRENT LIABILITIES                                                    2,461,325                         2,260,893
                                                                     ------------------------         -------------------------


SHAREHOLDERS' EQUITY
   Preferred shares - 5,000,000 authorized $.001 par -
none issued                                                                          -                                 -
   Common shares - 95,000,000 shares authorized, at
  $.001 par, 29,387,380  and 29,177,396 shares issued and
   outstanding at June 30, 2004 and December 31, 2003, respectively             29,387                            29,177
   Paid - in capital                                                         8,317,110                         8,088,159
   Stock subscription receivable                                               (10,176)                          (10,176)
   Retained earnings                                                        26,134,402                        25,113,054
                                                                     ------------------------         -------------------------
TOTAL SHAREHOLDERS' EQUITY                                                  34,470,723                        33,220,214
                                                                     ------------------------         -------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                            $     36,932,048                 $      35,481,107
                                                                     ========================         =========================



                 The accompanying notes are an integral part of
                          these financial statements.
                                      F-15

                ETERNAL TECHNOLOGIES GROUP INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
        FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2004 AND 2003
                             (UNITED STATES DOLLARS)


                                              Three Months Ended June 30           Six Months Ended June 30
                                           --------------------------------   -----------------------------------
                                               2004               2003             2004               2003
                                           --------------   ---------------   ---------------    ----------------
                                            (Unaudited)        (Unaudited)       (Unaudited)       (Unaudited)


SALES                                        $4,096,253      $      91,084       $6,140,831        $    119,460

COST OF SALES                                 2,500,561                  -        3,950,498                   -
                                           --------------   ---------------   ---------------    ----------------

GROSS PROFIT                                  1,595,692             91,084        2,190,333             119,460


DEPRECIATION AND AMORTIZATION                   190,167            213,469          380,355             426,938

SELLING AND ADMINISTRATIVE EXPENSES             421,809            161,147          789,963             295,157

OTHER INCOME (EXPENSE)
  Interest Income                                28,470                 -            54,850                   -
  Impairment Loss                                     -                 -           (53,517)                  -
                                           --------------   ---------------   ---------------    ----------------

NET INCOME (LOSS) BEFORE INCOME TAXES         1,012,186          (283,532)        1,021,348            (602,635)

INCOME TAXES                                          -                 -                 -                   -

                                           --------------   ---------------   ---------------    ----------------

NET INCOME (LOSS)                            $1,012,186       $  (283,532)       $1,021,348       $    (602,635)
                                           ==============   ===============   ===============    ================


EARNINGS PER SHARE
  Basic and diluted
  Net income (loss)                          $     0.03      $     (0.01)     $       0.03       $        (0.02)

Weighted average number of common
  shares outstanding
  Basic and diluted                          29,387,380       26,119,233        29,362,380           25,892,971




                 The accompanying notes are an integral part of
                          these financial statements.

                ETERNAL TECHNOLOGIES GROUP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2003
                             (UNITED STATES DOLLARS)


                                                                                June 30
                                                           --------------------------------------------------
                                                                   2004                        2003
                                                           ---------------------       ----------------------

                                                                (Unaudited)                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                  $    1,021,348              $     (602,635)
Adjustments to reconcile net income to
   net cash provided by operating activities:
     Impairment of reception center                                 53,517                           -
     Depreciation and amortization                                 380,358                     426,938
     Stock issued for service                                       90,000                           -
(Increase) decrease in assets:
     Inventories                                                   517,245                           -
     Accounts receivable                                                     -               4,483,855
     Other receivable                                              120,482                           -
     Amounts due from related parties                                    -                      (4,000)
     Prepayments and deposits                                        1,214                      (2,892)
Increase (decrease) in liabilities:
     Accounts payable and accrued expenses                         371,162                      78,086
     Amounts due to related parties                                 (7,655)                     30,390
     Account payable to related company                           (102,584)                     (4,886)
                                                           ---------------------       ----------------------

     Net cash provided by operating activities                    2,445,087                  4,404,856
                                                           ---------------------       ----------------------

CASH FLOWS FROM INVESTING ACTIVIES
    Cash received from sale of property held for sale               240,964                          -
                                                           ---------------------       ----------------------

CASH FLOWS FROM FINANCING ACTIVIES
    Proceeds from issuance of common stock                                -                    187,236
    Capital contributed                                              78,670                          -
                                                           ---------------------       ----------------------

     Net cash provided by financing activities                       78,670                    187,236
                                                           ---------------------       ----------------------


NET INCREASE IN CASH AND
     CASH EQUIVALENTS                                             2,764,721                  4,592,092

     Cash and cash equivalents, beginning of period              16,302,464                  7,135,559
                                                           ---------------------       ----------------------

     Cash and cash equivalents, at end of period            $    19,067,185             $   11,727,651
                                                           =====================       ======================

SUPPLEMENTARY CASH FLOWS DISCLOSURES

1. Interest paid                                                          -                          -
   Taxes paid                                                             -                          -

2. During the six months ended June 30, 2004, 109,984 shares were issued for the payment of notes payable of $60,491 and 100,000 shares were issued related to services totaling $90,000.




                 The accompanying notes are an integral part of
                          these financial statements.

                ETERNAL TECHNOLOGIES GROUP INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  JUNE 30, 2004


       NOTES

1.       Reporting entity

              Pursuant to an exchange agreement, Eternal Technologies Group, Inc., ("Company") formerly known as Waterford Sterling Corporation, completed its acquisition of 100% interest of Eternal Group Limited and Subsidiaries on December 12, 2002. The Company has treated the transaction as a reverse merger for accounting purposes. Following the acquisition, the former shareholders of Eternal Technology Group Limited, a British Virgin Islands limited liability company, now owns approximately 85% of the issued and outstanding common shares of Eternal Technologies Group Inc.

              Eternal Phoenix Company Limited was incorporated in the British Virgin Islands with limited liability on March 3, 2000. Pursuant to a resolution passed on June 17, 2000 Eternal Phoenix Company Limited changed its name to ETERNAL TECHNOLOGY GROUP LTD., ("Eternal"). Eternal is a holding company for investments in operating companies.

              Eternal acquired a 100% equity interest in Willsley Company Limited ("Willsley"), a company incorporated in the British Virgin Island with limited liability on May 16, 2000.

              Willsley's principal activity is investments and owns 100% interest in Inner Mongolia Aershan Agriculture & Husbandry Technology Co., Ltd ("Aershan").

              Aershan was incorporated in the People's Republic of China ("the PRC") with limited liability on July 11, 2000 and its principal activities are to run a breeding center, transplant embryos, and to propagate quality meat sheep and other livestock breeds in Inner Mongolia.


2. Condensed financial statements and footnotes

              The interim consolidated financial statements presented herein have been prepared by the Company and include the unaudited accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in the consolidation.

              These condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB and Item 310 (b) Regulation S-B. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes the disclosures made are adequate to make the information presented not misleading. The condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements for the year ended December 31, 2003 and notes thereto included in the Company's Form 10-KSB.

              In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of June 30, 2004, the results of operations for the three and six months ended June 30, 2004 and 2003, respectively. Interim results are not necessarily indicative of full year performance because of the impact of seasonal and short-term variations.


3.       Cash

             At June 30, 2004, approximately $18,174,000 of cash is to be exclusively used for operations in the Peoples' Republic of China.


4.       Receivable - Property sold

             On April 30, 2004, the Company and a local government entity reached an agreement on the final purchase price and terms related to the Company's reception center and certain equipment that is recorded as "Property held for Sale" at December 31, 2003 and March 31, 2004. At December 31, 2003, the Company had recorded an estimated impairment loss of $300,000. At March 31, 2004, the Company recorded an additional impairment loss of $53,517 based on the amount the Company had recorded of $2,192,071 and the final purchase price of $2,138,554. The agreement calls for cash payments of $620,482 and the remainder will be paid in livestock of $1,518,072. The Company accounts for non-monetary transactions in accordance with APB Opinion No. 29. During the three months ended June 30, 2004, a cash payment of $240,964 was received in accordance with this agreement.


5.       Public relations agreement

             During January 2004, the Company entered into a six-month public relations agreement with PMR and Associates, LLC (PMR). As consideration for public relations services, the Company shall compensate PMR the equivalent of $90,000 in shares subject to Rule
             144. During February 2004, the Company issued 100,000 shares to PMR for these services. For the six months ended June 30, 2004, the Company expensed $90,000 associated with this agreement.


6.       Notes payable

             The Company's promissory notes payable are in default at June 30, 2004. The Company and its attorneys are performing an additional detailed review of all expenditures prior to the merger. The balances of the notes are subject to change pending the outcome of the review of these expenditures. The Company believes it has meritorious defenses to portions of the promissory notes.


7.       Contingencies
             In conjunction with certain subscription agreements entered into during 2003, the Company has agreed to register the shares issued under a Form SB-2 registration statement. There are penalties for not timely meeting filing and effectiveness deadlines, and the Company has received claims related to these penalties. For the six months ended June 30, 2004, the Company has accrued expenses for penalties of $145,219.
                                                                            F-19

8.       Segment  reporting
             The Company has identified two reportable segments: Agricultural Genetics/Animal Husbandry and Pharmaceutical Operations. The amounts reported at June 30, 2004 and for the three and six month periods ended June 30, 2004 and 2003 related to our Agricultural Genetics/Animal Husbandry segment.


9.       Subsequent events

             On August 1, 2004, the Company entered into a six-month public relations agreement with Empire Relations Group, Inc. ("Empire"). As consideration for public relations services, the Company shall compensate Empire 100,000 shares of Eternal subject to Rule 144 as follows: 50,000 shares upon the execution of this agreement and 10,000 shares per month beginning with the second month of the contract and extending through the six months.

             On July 27, 2004, the annual shareholder meeting approved the adoption of "Year 2004 Stock Option Plan".